   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1998

                                                      REGISTRATION NO. 333-58025
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                               Amendment No. 1 to
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             LUMINEX LIGHTING, INC.
                 (Name of small business issuer in its charter)

                              ---------------------

          CALIFORNIA                              3648                              95-4467158
(State or other jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification No.)
incorporation or organization)         Classification Code Number)

                              ---------------------

13710 Ramona Avenue                     13710 Ramona Avenue
Chino, CA 91710                         Chino, CA 91710
Phone:        (909) 591-5653            Phone:     (909) 591-5653
Facsimile:   (909) 591-0643             Facsimile: (909) 591-0643
(Address and telephone number of        (Address of principal place of business)
principal executive office)


                                 Wasif Siddiqui
                               13710 Ramona Avenue
                                 Chino, CA 91710
                              Phone: (909) 591-5653
            (Name, address and telephone number of agent for service)

                          ----------------------------

                                   COPIES TO:

Lawrence W. Horwitz, Esq.               Lawrence Nusbaum, Esq.
Horwitz & Beam                          Gusrae, Kaplan & Bruno
Two Venture Plaza, Suite 350            120 Wall Street
Irvine, CA 92618                        New York, NY 10005
Phone:      (714) 453-0300              Phone:      (212) 269-1400
Facsimile: (714) 453-9416               Facsimile:  (212) 809-5449

                               -------------------

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Act"), please check the following box and list the Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                            NUMBER OF            PROPOSED
                                                            SHARES OR         MAXIMUM OFFERING    PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                                     WARRANTS TO        PRICE PER SHARE    AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED                               BE REGISTERED         OR WARRANT(1)       PRICE (1)(2)          FEE
----------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, no par value
("Common Stock")                                            500,000                 $5.50              $2,750,000         $811.25
Warrants to Purchase Shares of Common Stock                 500,000                 $0.10              $   50,000         $ 14.75
Common Stock(3)                                             500,000                 $6.00              $3,000,000         $885.00
Underwriter Warrants(4)                                           1                    --              $       10           --
Common Stock, Issuable Upon Exercise of
Underwriter Warrants(5)                                      50,000                 $6.60              $  330,000         $ 97.35
---------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================
                                                            NUMBER OF            PROPOSED
                                                            SHARES OR         MAXIMUM OFFERING    PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                                     WARRANTS TO        PRICE PER SHARE    AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED                               BE REGISTERED         OR WARRANT(1)       PRICE (1)(2)          FEE
----------------------------------------------------------------------------------------------------------------------------------
Warrants Issuable Upon Exercise of Underwriter
Warrants(6)                                                    50,000             $0.12              $    6,000         $    1.77
Common Stock Issuable Upon Exercise of Warrants
underlying Underwriter Warrants(7)                             50,000             $6.60              $  330,000         $   97.35
Common Stock, no par value, issued in connection
with bridge financing(8)                                      506,500             $6.60              $2,785,750         $  821.80
Common Stock, underlying warrants issued in
connection with bridge financing(9)                           500,000             $0.80              $  400,000         $  118.00
Common Stock, no par value, underlying options
issued pursuant to Employee Stock Option Plan(10)             500,000             $0.01              $    5,000         $    1.48
----------------------------------------------------------------------------------------------------------------------------------
Total                                                       2,756,500                                $9,656,760         $2,848.75
==================================================================================================================================

-------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.

(2) The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

(3)     Represents Common Stock reserved for issuance upon exercise of Warrants.

(4) Warrants issuable to Platinum Equities, Inc., the Underwriter ("Underwriter Warrants") to purchase up to 50,000 Shares of Common Stock and up to 50,000 Warrants.

(5) Represents Common Stock issuable upon exercise of the Underwriter Warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidilution provisions of the Underwriter Warrants.

(6) Represents Warrants issuable upon exercise of Underwriter Warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional Common Shares which may become issuable by reason of the antidilution provisions of the Underwriter Warrants.

(7) Represents Common Stock issuable upon exercise of Warrants included in Underwriter Warrants.

(8) Represents Common Stock issued in connection with bridge financing to the Company.

(9) Represents Common Stock issuable upon exercise of Warrants (the "Bridge Warrants") issued in connection with bridge financing to the Company. Pursuant to Rule 416 of the Act, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidilution provisions of the Bridge Warrants. Registration fee calculated to Rule 457(g)(1).

(10)    Registration fee calculated pursuant to Rule 457(h)(1).

                             LUMINEX LIGHTING, INC.

                              CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulations S-B

                       Showing Location in the Prospectus
                  of Information Required by Items of Form SB-2


Form SB-2 Item Number and Caption                               Prospectus
---------------------------------                               ----------
 1.  Forepart of Registration Statement and Outside
     Front Cover Page of Prospectus...........................  Facing Page of Registration Statement:
                                                                Outside Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of Prospectus..  Available Information; Incorporation of Certain
                                                                Documents by Reference; Table of Contents
 3.  Summary Information; Risk Factors........................  Prospectus Summary; Risk Factors

 4.  Use of Proceeds..........................................  Prospectus Summary; Business of the Company; Use of Proceeds

 5.  Determination of Offering Price..........................  Risk Factors; Underwriting

 6.  Dilution.................................................  Dilution

 7.  Selling Security Holders.................................  Selling Shareholders

 8.  Plan of Distribution.....................................  Underwriting

 9.  Legal Proceedings........................................  Not Applicable

10.  Directors, Executive Officers, Promoters and
     Control Persons..........................................  Management and Principal Shareholders

11.  Security Ownership of Certain Beneficial Owners
     and Management...........................................  Management and Principal Shareholders

12.  Description of Securities to be Registered...............  Description of Securities

13.  Interests of Named Experts and Counsel...................  Not Applicable

14.  Disclosure of Commission Position on
     Indemnification for Act Liabilities......................  Indemnification of Directors and Officers

15.  Organization Within Last Five Years......................  Business of the Company

16.  Description of Business..................................  Business of the Company

17.  Management's Discussion and Analysis of Plan of
     Operation................................................  Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations

18.  Description of Property..................................  Business of the Company (Properties)

19.  Certain Relationships and Related Transactions...........  Certain Transactions

20.  Market for Common Equity and Related
     Stockholder Matters......................................  Risk Factors; Underwriting

21.  Executive Compensation...................................  Total Executive Compensation

22.  Consolidated Financial Statements........................  Consolidated Financial Statements

23.  Changes In and Disagreements With Accountants
     on Accounting and Financial Disclosure...................  Not Applicable

PROSPECTUS
                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 1998


                             LUMINEX LIGHTING, INC.
                    UP TO 500,000 SHARES OF COMMON STOCK AND
                500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
              MINIMUM OFFERING: 250,000 SHARES AND 250,000 WARRANTS

        Luminex Lighting, Inc., a California corporation ("the Company"), hereby offers for sale: (i) a minimum (the "Minimum Offering") of 250,000 Shares of Common Stock, no par value (the "Common Stock" or the "Shares") and 250,000 Redeemable Common Stock Purchase Warrants (the "Warrants"); and (ii) a maximum (the "Maximum Offering") of 500,000 Shares of Common Stock and 500,000 Warrants. The Common Stock and the Warrants offered hereby (sometimes referred to as the "Securities") will be separately tradeable immediately upon issuance and MAY BE PURCHASED SEPARATELY. The Common Stock and Warrants are being offered through Platinum Equities, Inc. (the "Underwriter") at the public offering prices set forth below. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00, subject to adjustment, during the five year period commencing on the date of this Prospectus (the "Effective Date"). The Warrants are redeemable, in whole or in part, by the Company at a price of $0.10 per Warrant, commencing one year after the Effective Date (or earlier with the consent of the Underwriter), upon notice of not less than 30 days, provided that the closing bid price (as defined) of the Common Stock for a period of 20 consecutive trading days ending on the third day prior to the day on which notice of redemption is given shall have been at least $7.50 per share, subject to adjustment. See "Description of Securities" and "Underwriting."

        Additionally, 506,500 Shares of Common Stock (the "Private Placement Stock") and 500,000 Shares of Common Stock underlying warrants (the "Private Placement Warrants") (collectively, the "Private Placement Securities") of the Company are being registered herein and will be sold from time to time by the shareholders described herein (the "Selling Shareholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Selling Shareholders have agreed not to sell, assign, pledge, hypothecate, or otherwise dispose of any of the Private Placement Stock, as well as the Shares of Common Stock underlying the Private Placement Warrants, for a period of 12 months from the final closing of the Offering ("Closing Date") without the prior written consent of the Underwriter. The Company will not receive any of the proceeds from the sale of any Private Placement Securities by the Selling Shareholders. All expenses incurred in registering the Private Placement Securities are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. See "Selling Shareholders."

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

ALL PAYMENTS FOR THE SECURITIES OFFERED HEREBY SHALL BE MADE BY CHECK PAYABLE TO "AMERICAN STOCK TRANSFER & TRUST COMPANY AS ESCROW AGENT FOR LUMINEX LIGHTING, INC."
                       ----------------------------------

                             PLATINUM EQUITIES, INC.


                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 2, 1998

THE UNDERWRITER WILL NOT BE MAKING A MARKET IN THE SECURITIES OFFERED HEREBY. THE ABSENCE OF SUCH ACTIVITY BY THE UNDERWRITER MAY HAVE A MATERIAL ADVERSE AFFECT ON THE LIQUIDITY OF THE SECURITIES OFFERED HEREBY, WHICH COULD MAKE IT MORE DIFFICULT FOR THE INVESTORS HEREIN TO SELL AND/OR PURCHASE SUCH SECURITIES. SEE "RISK FACTORS" AND "UNDERWRITING."

                                                               Underwriting      Proceeds to Issuer or
                                      Price to Public         Commissions(1)     Other Persons (2)(3)
                                      ---------------          ------------      ---------------------
Per Share                                     $5.50                 $0.55                $4.95
Per Warrant                                   $0.10                 $0.01                $0.09
Minimum Offering(3) (250,000
Shares and 250,000 Warrants)             $1,400,000              $140,000           $1,260,000
Maximum Offering (500,000
Shares and 500,000 Warrants)             $2,800,000              $280,000           $2,520,000

--------------------------

(1) Does not include additional compensation to the Underwriter in the form of: (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the offering; (ii) warrants to purchase up to 50,000 shares of Common Stock of the Company and up to 50,000 Warrants at exercise prices equal to 120% of the respective public offering prices of the Common Stock and Warrants, to the extent of 10% of the number of Securities actually sold herein (the "Underwriter's Warrants"). The Company has agreed to indemnify the Underwriter against, or contribute to losses arising from, certain liabilities, including liabilities under the Act. See "Underwriting."

(2) Before deduction of estimated expenses of $194,000 payable by the Company, in the event the Maximum Offering is sold, including the Underwriter's 3% non-accountable expense allowance. See "Underwriting."

(3) There is no assurance that all or any of the Securities offered hereunder will be sold. If the Company fails to receive subscriptions for the Minimum Offering within 120 days from the Effective Date (or 150 days if extended by the Company), the Offering will be terminated and any subscription payments received will be promptly refunded within five days to subscribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the Minimum Offering are received within such period, funds will not be returned to investors and the Company may continue the Offering until such period expires or subscriptions for the Maximum Offering have been received, whichever comes first. The investment funds shall be held in an escrow account with American Stock Transfer & Trust Company as Escrow Agent for up to 150 days. During this time, investors cannot demand the return of their investments. If the Company does not meet the required minimum number of Securities to be sold (250,000 Shares and 250,000 Warrants), the investors will be refunded their investment in full without interest. Affiliates may purchase Securities in the Offering and no limits have been imposed in this regard, but no one has made any commitment to purchase any portion of the Offering in order to reach the minimum.

        The Private Placement Securities offered by the Selling Shareholders have been acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Act, prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Private Placement Securities under the Act to allow for future resales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Private Placement Securities. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Private Placement Securities may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

        Prior to this Offering, there has been no public market for the Company's securities. The public offering prices of the Common Stock and the Warrants, and the exercise price and other terms of the Warrants, have been determined by negotiation between the Company and the Underwriter, and are not necessarily related to the Company's asset value, net worth, results of operations, or other established criteria of value. Although it is anticipated that the Common Stock and Warrants will be traded in the over-the-counter market on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board") under the symbols "LUMX" and "LUMXW," respectively, there can be no assurance that such a market will develop after the completion of this Offering.

        The Securities are being sold by the Company and offered by the Underwriter on a "best efforts, minimum/maximum" basis, subject to prior sale, when, as and if accepted by the Underwriter, and subject to certain conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates representing the Securities will be ready for delivery at the offices of Platinum Equities, Inc., 80 Pine Street, 32nd Floor, New York, NY, 10005, within ten business days after the date of each closing (the "Closing Date") of the Offering.

        The Company intends to furnish its shareholders with annual reports containing audited financial statements of the Company, after the end of each fiscal year, and make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus and as part of the Registration Statement and Exhibits attached thereto. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars. Each prospective investor is urged to read this Prospectus in its entirety.

          The Company would like to caution readers regarding certain forward-looking statements in the Prospectus and the Registration Statement of which this Prospectus is a part. Statements that are based on management's projections, estimates, and assumptions are forward-looking statements. The words "believe," "expect," "anticipate," and similar expressions generally identify forward-looking statements. While the Company believes in the veracity of all statements made herein, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, and competitive uncertainties and contingencies. Many of these uncertainties and contingencies can affect the Company's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some of the factors that could cause actual results or future events to differ materially include the Company's inability to find suitable acquisition candidates on terms commercially reasonable to the Company, interruption or cancellation of existing sources of supply, the pricing of and demand for distributed products and the presence of competitors with greater financial resources. Please see "Risk Factors" for a description of some, but not all, of these uncertainties and contingencies.

                                   THE COMPANY

          Luminex Lighting, Inc. (the "Company") distributes quality, energy saving, fluorescent lighting fixtures. The Company designs, tools, tests, assembles, and packages readily available lighting component parts into a finished product, ready for distribution and sale. The Company has expanded its customer base across the United States and is seeking to expand into emerging global markets.

          The Company believes it is currently one of the largest distributors of cost efficient energy saving fluorescent lighting fixtures. The Company has been in operation for over four years and has experienced substantial growth within the lighting industry. The Company has built a strong customer base, including General Electric Lighting ("GE") and Lamps Plus.

          The Company's niche in the light fixture market is maintained through cost efficiency and quality in its products. The Company has accumulated strength in the purchasing of raw materials. Due to the increased volume of material that the Company purchases, it is able to obtain an advantage when negotiating with its suppliers. Its competitive edge is based upon low cost purchasing along with low overhead expenses, resulting in quality products at a lower price. The Company believes it is competitive in all aspects of its operations. These factors, combined with experienced management and employees, provide the Company with added value within the industry.

          The Company is seeking to capture a significant market share in the lighting industry. Opportunities are evident not only in the United States, but around the world as well. The Company's intent is to target such territories as Canada, Mexico, South America, and Puerto Rico. The Company plans on retaining a National Sales Manager and sales representatives familiar with these markets.

          As of the date hereof, the Company had 3,306,500 Shares of Common Stock issued and outstanding and warrants to purchase 500,000 Shares of Common Stock at an exercise price of $0.80 per share issued and outstanding. The Company will have 3,556,500 Shares of Common Stock outstanding if the Minimum Offering is sold and 3,806,500 Shares of Common Stock outstanding if the Maximum Offering is sold, without giving effect to the exercise of any warrants. Assuming exercise of all warrants, including the Warrants, the Company will have 4,306,500 Shares of Common Stock outstanding immediately after the Offering if the Minimum Offering is sold and 4,806,500 Shares of

Common Stock if the Maximum Offering is sold. The Company also has 500,000 Shares of Common Stock reserved for issuance under its stock option plan, of which no options have been issued.

          During the year ended December 31, 1997, the Company had revenues of $5,852,969 from the sale of its products. The Company's net income from operations for the year ended December 31, 1997 was $123,097. Continued development of the Company's products and successful implementation of the Company's marketing plan are necessary for the Company to generate substantial operating revenues.

          The Company was incorporated under the laws of the State of California on January 21, 1994. The address of the Company's principal executive offices is: 13710 Ramona Avenue, Chino, California, 91710. The Company's telephone number is (909) 591-5653. The Company also has a branch office located at 258 Main Street, Suite 111, Milford, Massachusetts, 01757.

                                  THE OFFERING

Securities Offered by
the Company..................  A minimum of 250,000 Shares of Common Stock and 250,000 Warrants and a
                               maximum of 500,000 Shares of Common Stock and 500,000 Warrants.
                               Warrants may be purchased separately from the Common Stock.  Each Warrant entitles the holder thereof to purchase one share of the Company's Common
                               Stock at an exercise price of $6.00, subject to adjustment, during the five year period commencing on the Effective Date.  The Warrants may be redeemed by the Company, commencing one year after the Effective Date (or earlier with the consent of the Underwriter), upon notice of not less than 30 days, provided that the closing bid price of the Common Stock for a period of 20 consecutive trading days ending on the third day prior to the day on which notice of redemption is given shall have been at least $7.50 per share, subject to adjustment.  See
                               "Description of Securities."

Offering Price
   Common Stock..............  $5.50 per Share.
   Warrants..................  $0.10 per Warrant.

Securities Offered by
Selling Shareholders.........  506,500 Shares of Common Stock and 500,000 Shares of Common Stock
                               underlying warrants.

Common Stock Outstanding.....  3,306,500 shares as of the date hereof; 3,556,500 shares if the Minimum
                               Offering is sold; 3,806,500 shares if the Maximum Offering is sold.

Warrants and Options
Outstanding..................  The Company has 500,000 warrants outstanding as of the date hereof, and will have an additional 250,000 Warrants outstanding if the Minimum Offering is sold and an additional 500,000 Warrants outstanding if the Maximum Offering is sold.  See "Description of Securities."  The Company has 500,000 shares of
                               Common Stock reserved for issuance under its stock option plan, of which no options have been issued to date.  See "Management--Employment and Related
                               Agreements."

Proposed OTC/BB Symbol(1)
   Common Stock..............  LUMX.
   Warrants..................  LUMXW.

Use of Proceeds..............  The Company intends to apply the net proceeds of this Offering primarily for research and development, sales and marketing, facility expansion, acquisition of employees, and working capital.  See "Use of Proceeds."

Risk Factors.................  The securities offered hereby are speculative, involve a high degree of risk and immediate substantial dilution, and should not be purchased by anyone who cannot afford the loss of his or her entire investment.  See "Risk Factors" and
                               "Dilution."

--------------------------


(1) Pursuant to the agreement between the Underwriter and the National Association of Securities Dealers, Inc. ("NASD"), the Underwriter is prohibited from making a market in securities listed on the OTC Bulletin Board. As a result, the Underwriter will not make a market in the Securities offered hereby. The Underwriter's inability to make such a market may have a material adverse effect on the liquidity of the Securities offered hereby, which could make it more difficult for investors in this Offering to purchase or sell such Securities. See "Underwriting."

                             SELECTED FINANCIAL DATA

     The following table presents selected historical financial data for the Company derived from the Company's Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.


                                     Six Months Ended June 30           Year Ended December 31
                                    --------------------------       -----------------------------
                                       1998           1997              1997              1996
                                    --------------------------       -----------------------------
                                    (unaudited)    (unaudited)        (audited)         (audited)
STATEMENT OF OPERATIONS DATA:
Revenue                             $ 3,337,412    $ 2,943,158       $ 5,852,969       $ 3,056,532
Net income (loss)                      (184,209)       124,919           123,097          (113,196)
Net income (loss) per share                (.06)           .04              0.04             (0.04)
Weighted average number of shares     3,306,500      3,326,500         3,326,500         2,800,000



                                             June 30, 1998                   December 31, 1997
                                     ----------------------------      ----------------------------
                                        Actual     As Adjusted(1)       Actual       As Adjusted(1)
                                     ----------------------------      ----------------------------
                                     (unaudited)                       (audited)
BALANCE SHEET DATA:
Current assets                       $1,561,732      $3,887,732        $1,719,795      $4,045,795
Total property and equipment, net       302,043         302,043           274,747         274,747
Other assets                            115,192         115,192            91,179          91,179
Total assets                          1,978,967       4,304,967         2,085,721       4,411,721
Total current liabilities             1,822,768       1,822,768         1,700,156       1,700,156
Accumulated deficit                    (371,223)       (371,223)         (187,014)       (187,014)
Stockholder's equity                     72,699       2,398,699           266,908       2,592,908


-----------------

(1) Adjusted to give effect to the application of the estimated net proceeds from the Maximum Offering. See "Use of Proceeds" and "Capitalization"

                                  RISK FACTORS


        AN INVESTMENT IN THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION THEREFORE, IS SPECULATIVE IN NATURE, AND SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND THE "DILUTION" SECTION, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.


        LIMITED OPERATING HISTORY. The Company began operations in January 1994, and first shipped its product in October 1994. While the Company is generating revenues, net income was not generated on an annual basis until 1997. (See "History of Operating Losses.") The Company's success is dependent upon the successful development and marketing of its products, as to which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, market acceptance, sales, and marketing. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company--Marketing" and "--Competition."

        RELIANCE ON ONE CUSTOMER FOR APPROXIMATELY 95% OF REVENUES. Approximately 95% of the Company's current revenues are derived from sales of its products to GE. The Company is currently attempting to expand its customer base within the United States and Canada. However, any negative change in the Company's relationship with GE could have a material adverse impact on the Company's business, financial condition, and results of operations. Moreover, no assurance can be given that the Company will be able to expand its customer base or to maintain its relationship with GE.

        HISTORY OF OPERATING LOSSES. While the Company had net income of $123,097 for the year ended December 31, 1997, for the year ended December 31, 1996, the Company incurred a net loss of $113,196. In addition, the Company had an accumulated deficit of $187,014 at December 31, 1997 and an accumulated deficit of $310,111 at December 31, 1996. The Company must continue to increase its current rate of sales in order to continue to be profitable and to achieve retained earnings. There can be no assurance that the Company will maintain profitability or that its revenue growth can be sustained in the future. See Financial Statements.


        HISTORY OF NEGATIVE WORKING CAPITAL AND CASH FLOWS. The Company had negative working capital of $261,036 for the six months ended June 30, 1998; positive working capital of $19,639 for the year ended December 31, 1997; and negative working capital of $288,821 for the year ended December 31, 1996. The Company must achieve consistent profitability through increased sales and improved gross margins in order to improve its working capital position. There can be no assurance that the Company will achieve consistent profits or that revenue or gross margin improvement can be sustained in the future. The Company's cash flow has been uneven during its history. For the six months ended June 30, 1998, the Company had negative cash flow of $164,099. While the Company experienced a positive cash flow of $148,241 for the year ended December 31, 1997, the Company had negative cash flow of $24,652 for the year ended December 31, 1996. The Company must improve cash flow from operations in order to stabilize its overall cash flows on an annual basis. There can be no assurance that the Company can achieve these objectives. See Financial Statements.


        FUTURE CAPITAL NEEDS COULD RESULT IN DILUTION TO INVESTORS; ADDITIONAL FINANCING COULD BE UNAVAILABLE OR HAVE UNFAVORABLE TERMS. Since inception, the Company has primarily funded its capital requirements through equity infusions, bank loans, and officer loans. The Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its research and development, competing market developments, and the Company's ability to market its products successfully. Although the Company currently has no specific plans or arrangements for financing other than this Offering and no commitments for future financing, to the extent that the funds generated by this Offering are insufficient to fund the Company's activities, it may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's then-existing shareholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, together with the net proceeds of this Offering, even if only the Minimum Offering is sold, will be adequate to satisfy its operating expenses and capital requirements for at least 12 months after the Offering. However, such estimates may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of the Company" and Financial Statements.

        FINANCIAL INSTITUTION'S PRIORITY SECURED INTEREST IN THE ASSETS OF THE COMPANY. In February 1998, the Company entered into a new line of credit with First Community Financial Corporation for $1 million. The line is secured by the Company's accounts receivable and inventory and personal guaranties of certain of the officers. The line bears interest at a rate of 3% above prime. The line of credit expires in February 1999. In the event of the Company's liquidation or dissolution, or in the event the line of credit is called for payment, the Company's accounts receivable and inventory will be used first to repay the Company's obligation under the aforementioned line of credit. This may have a serious adverse affect on all or a portion of a person's investment in the Company. There is no assurance that Company will be able to pay the line of credit through normal business operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financing" and Financial Statements.

        ECONOMIC CONDITIONS AND CONSUMER SPENDING. The Company's results may be adversely affected by unfavorable local, regional or national economic conditions affecting disposable consumer income. There can be no assurance that consumer spending will not decline in response to economic conditions, thereby adversely affecting the Company's growth, net sales, and profitability.

        UNPREDICTABLE PRODUCT ACCEPTANCE; LACK OF DISTRIBUTION AGREEMENTS. There can be no assurance that the Company's marketing and/or sales strategies will be effective and that consumers will buy the Company's products. The failure of the Company to broaden its markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products. In addition, the Company's sales strategy for its products contemplates sales to markets yet to be established. Also, the Company currently has no distribution agreements for any of its products. See "Business of the Company--Marketing" and "--Competition."

        COMPETITION. The Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than the Company. There can be no assurance that these or other entities will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors or that the market will consider the Company's products to be superior to or more appealing than those of its competitors. Market entry by any significant competitor may have an adverse effect on the Company's sales and profitability. See "Business of the Company--Competition."

        DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. The Company has expanded its operations rapidly, and it plans to continue to further expand its level of operations in all areas following the Offering. The Company's operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial, and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train, and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage growth effectively, its operating results will be adversely affected.

        DEPENDENCE UPON KEY PERSONNEL. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain, and motivate qualified personnel, and consequently has entered into employment agreements with certain key officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have "key person" life insurance on any of its key employees. See "Management."

        NO OUTSIDE DIRECTORS OR COMMITTEES. The Company's Board of Directors presently consists of three (3) directors: Wasif Siddiqui, President, Chief Executive Officer, and Chief Financial Officer; Tasneem Siddiqui, his wife, Executive Vice President and Secretary; and Asra Rasheed, their daughter, Vice President of Corporate Planning. Therefore, the Company's Board of Directors has no outside directors and insiders can presently control the policies, actions, and decisions of the Company. While the Company plans on adding one independent director upon completion of this Offering, the inside directors will still constitute a majority of the directors. Further, the Company currently has no committees established to advise the Board of Directors. See "Management--Directors and Executive Officers."

        RELATED PARTY TRANSACTIONS AND POTENTIAL CONFLICTS. During the past two years, the Company has taken loans drawn on personal lines of credit of Asra Rasheed, Vice President of Corporate Planning and a Director and Shareholder of the Company. The interest rate at December 31, 1997 was 12.57%. The balance of the lines of credit at December 31, 1997 was $6,272. The funds drawn were contributed to the Company for working capital. Subsequent to December 31, 1997, the loans were paid in full and the Company has no plan to take any further loans from this line of credit. Ms. Rasheed received no personal benefit from these transactions. The Company's management believes that the terms of these transactions were no less favorable to the Company than would have been obtained from an unaffiliated third party in similar transactions. Any future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.
See "Certain Transactions."

        LACK OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Dividend Policy."


        DILUTION. Purchasers of Shares of Common Stock in the Offering will experience immediate dilution of $5.17 per share (94%) if the Minimum Offering is sold and dilution of $4.87 per Share (88.5%) if the Maximum Offering is sold (based on the initial public offering price of $5.50 per share) in the net tangible book value of the shares from the initial public offering price. Existing shareholders of the Company paid approximately $0.13 per Share for their shares of Common Stock, while investors in this Offering shall pay $5.50 per Share (see "Comparative Data"). Therefore, investors in this Offering incur a greater risk of loss than the Company's current shareholders. The shares sold by the Company in the Offering represent 7% of the total Shares of Common Stock outstanding following the Offering if the Minimum Offering is sold or 13% of the total Shares of Common Stock outstanding following the Offering if the Maximum Offering is sold, and represent a cash contribution of 75.6% of the aggregate book value or cash contributions to the Company if the minimum amount is sold or a cash contribution of 86.1% of the aggregate book value or cash contributions to the Company if the maximum amount is sold without giving effect to the exercise of any warrants or options. See "Dilution."

        BEST EFFORTS OFFERING: ESCROW OF INVESTORS' FUNDS FOR UP TO 150 DAYS. This Offering is being made on a "best efforts, 250,000 Share, 250,000 Warrant minimum" basis. Unless and until 250,000 Shares of Common Stock ($1,925,000) and 250,000 Warrants ($35,000) are sold, the Offering will not close. No assurance can be given that the Underwriter will be able to sell the Minimum Offering. Consequently, investors may tie up their funds for up to 150 days, if the Offering Period is extended. Although the proceeds will be held in an escrow account with American Stock Transfer & Trust Company as Escrow Agent and will not be subject to loss during the Offering Period, there will be no interest paid on the escrowed funds, regardless of whether or not the Offering is consummated. If the Company fails to receive subscriptions for the Minimum Offering within 120 days from the Effective Date (or 150 days if extended by the Company), the Offering will be terminated and any subscription payments received will be promptly refunded within five business days to subscribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the Minimum Offering are received within such period, funds will not be returned to investors and the Company may continue the Offering until such period expires or subscriptions for the Maximum Offering have been received, whichever comes first.


        CONTROL BY EXISTING SHAREHOLDERS. Upon completion of this Offering, the Company's existing shareholders will beneficially own approximately 90% of the outstanding Common Stock if the minimum amount is sold or approximately 87% of the outstanding Common Stock if the maximum amount is sold. Of these shares, the Company's officers and directors, together with shareholders who beneficially own more than five percent of the outstanding stock of the Company, will beneficially own approximately 81% of the outstanding Common Stock if the minimum amount is sold or approximately 78% of the outstanding Common Stock if the maximum amount is sold hereunder. Investors purchasing shares pursuant to this Offering will beneficially own approximately 10% of the outstanding Common Stock if the minimum amount is sold or approximately 13% of the outstanding Common Stock if the maximum amount is sold. As a result, all or certain combinations of the Company's existing shareholders, acting in concert, will have the ability to control the Board of Directors and policies of the Company. See "Principal Shareholders" and "Certain Transactions."


        NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE; ARBITRARY DETERMINATION OF OFFERING PRICE. No public securities market existed prior to this Offering for the Company's Securities. Although the Company has applied to have the Securities included on the OTC Bulletin Board, there can be no assurance that an active public trading market for such securities will be developed or sustained. Accordingly, purchasers of the Securities may experience substantial difficulty selling such securities. The offering price of the Securities has been determined by negotiations between the Company and the Underwriter on an arbitrary basis and are not necessarily related to the Company's asset value, net worth, or other established criteria of value. Additionally, potential investors should be aware that the securities of the Company have been recently sold in a private offering (the "Private Placement") at a substantial discount to the public offering price herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company and the Underwriter considered the following factors in pricing the securities issued in the Private Placement at $0.50 per share of Common Stock and $0.10 per warrant versus the initial public offering price: at the time of the Private Placement the Company was not profitable, certain key personnel of the Company were not yet in place, the Company was in the process of structuring its public offering plan, the Company had not yet secured an underwriter for a public offering, and there could be no assurance of a public market for the securities. See "Underwriting."


        SHARES ELIGIBLE FOR FUTURE SALE. Assuming the Maximum Offering is sold (and without giving effect to the exercise of outstanding warrants to purchase 500,000 shares of Common Stock, the Warrants offered hereby, or the Underwriters Warrants), 2,800,000 of the total of 3,806,500 shares of Common Stock outstanding after this Offering will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 (the "Act"). All directors, officers, and holders of any securities of the Company prior to the Offering have agreed not to sell any Shares of Common Stock, including Shares of Common Stock issuable upon exercise of options, warrants, or any convertible securities of the Company, for a period of 12 months after the Final Closing Date without the prior written consent of the Underwriter. At the end of that period, these shares will be eligible for sale, subject in the case of restricted securities to the holding period, volume limitations, and other conditions imposed by Rule
144. Ordinarily, under Rule 144, a person holding restricted securities for a period of at least one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Non-affiliates who hold shares for at least two years can sell their shares without any quantity limitations. Future sales of such shares could have an adverse effect on the market price of the Common Stock. See "Description of Securities" and "Underwriting."


        RISKS RELATING TO LOW-PRICE STOCKS; SECURITIES SOLD IN THIS OFFERING COULD BE CONSTRUED AS "PENNY STOCKS." It is anticipated that the Common Stock will initially be traded in the over-the-counter market on the OTC Bulletin Board. As a consequence, an investor could find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks. The SEC regulations generally define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 during such issuer's last three years of operations. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Furthermore, in connection with any transaction in a penny stock, brokers must also provide investors with current bid and offer quotations therefor, the compensation of the broker and its salesperson in connection therewith and monthly accounts statements showing the market value of each penny stock in the investor's account.

        In addition, if the Common Stock is not quoted on Nasdaq, and the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

        As of the date of this Prospectus, the Company believes that, by reason of the $5.50 offering price of the Common Stock, that such security will be outside the definitional scope of a penny stock. In the event the Company's Common Stock were subsequently to become characterized as a penny stock, the market liquidity for such securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock, and thus the ability of purchasers of the Common Stock to sell such securities in the secondary market would be adversely affected.

        REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Warrants offered hereby are not exercisable unless, at the time of exercise: (i) there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Commission; and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws in the jurisdictions in which the various holders of Warrants reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required: (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over sixteen months old; (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement; or (iii) when any material change occurs in the information relating to the plan of distribution of the securities registered by such registration statement. The Company anticipates that this Registration Statement will remain effective for at least nine months following the date of this Prospectus, assuming a post-effective amendment is not filed by the Company. The Warrants will be separately tradeable and separately transferable from the Common Stock offered hereby immediately commencing on the date of this Prospectus. The Company intends to qualify the Warrants and the Shares of Common Stock issuable upon exercise of the Warrants in a limited number of states, although certain exemptions under state securities ("blue sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. The Company will be prevented, however, from issuing Shares of Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the holders of the Warrants reside. In such a case, the Warrants of those holders will expire and have a no value if such Warrants cannot be exercised or sold. See "Description of Securities."


        LIMITED EXPERIENCE OF UNDERWRITER; UNDERWRITER WILL NOT MAKE A MARKET IN THE COMPANY'S SECURITIES; HISTORY OF CERTAIN PRINCIPALS EMPLOYED BY UNDERWRITER. Platinum Equities, Inc. (the "Underwriter") has little experience in underwriting public offerings. This Offering is the second public offering being underwritten by the Underwriter. There can be no assurance that the Underwriter's lack of experience will not adversely affect the Offering. Pursuant to the terms of the Underwriter's Agreement with the NASD, the Underwriter, Platinum Equities, Inc., does not have "market maker" status with the NASD. As a result thereof, the Underwriter will not make a market in the Securities offered hereby. The Underwriter's inability to make such a market may have a material adverse effect on the liquidity of the Securities offered hereby, which could make it more difficult for investors in this Offering to purchase or sell such securities. See "Underwriting." Two of the seven supervising principals currently employed by the Underwriter were previously employed by other broker-dealers, as supervisors, which broker-dealers closed down or underwent investigations by securities regulators.


        BROAD DISCRETION IN USE OF PROCEEDS. The net proceeds to the Company from the sale of the Securities offered hereby, assuming the Maximum Offering is sold, are estimated to be approximately $2,326,000. The Company estimates that $440,000 (18%) of such net proceeds will be allocated to working capital. The Company has broad discretion in the use of funds allocated to working capital. In addition, the Company's management and Board of Directors have a broad discretion in the allocation and reallocation of the other specified uses for the proceeds. See "Use of Proceeds."


        THE COMPANY'S CASH ACCOUNTS MAY EXCEED FEDERALLY INSURED LIMITS. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

        YEAR 2000. The Company has begun to address possible remedial efforts in connection with its computer software that could be affected by the year 2000 problem. The year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900, rather than the year 2000. This could result in a major system failure or miscalculations. The Company has been informed by the suppliers of substantially all of the Company's software that all of those suppliers' software that is used by the Company is Year 2000 compliant. The Company has no internally generated software. After reasonable investigation, the Company has not yet identified any Year 2000 problems but will continue to monitor the issue. However, there can be no assurances that Year 2000 problems will not occur with respect to the company's computer systems. The Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the year 2000 problem on such entities.

                                    DILUTION

        Dilution is the difference between the public offering price of $5.50 per share for the Common Stock offered herein, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.


        The net tangible book value of the Company prior to this Offering, based on June 30, 1998 financial statements, was $72,699 or approximately $0.02 per common share. Prior to selling any shares in this Offering, the Company has 3,306,500 Shares of Common Stock outstanding.

        If the Maximum Offering is sold, the Company will have 3,806,500 shares outstanding upon completion of the Offering. The post offering pro forma net tangible book value of the Company, which gives effect to receipt of the net proceeds from the Offering and issuance of additional Shares of Common Stock in the Offering, but does not take into consideration the Warrants sold in the Offering nor any other changes in the net tangible book value of the Company after June 30, 1998, will be $2,398,699 or $0.63 per share, approximately. This would result in dilution to investors in this Offering of $4.87 per share or 88.5% from the public offering price of $5.50 per Share. Net tangible book value per share would increase to the benefit of present shareholders from $0.02 prior to the Offering to $0.63 after the Offering, or an increase of $0.61 per share attributable to the purchase of the Shares by investors in this Offering.

        If only the Minimum Offering is sold, the Company will have 3,556,500 shares outstanding upon completion of the Offering. The post offering pro forma net tangible book value of the Company will be $1,180,699 or $0.33 per share, approximately. This would result in dilution to investors in this Offering of $5.17 per share or 94% from the public offering price of $5.50 per Share. Net tangible book value per share would increase to the benefit of present shareholders from $0.02 prior to the Offering to $0.33 after the Offering, or an increase of $0.31 per share attributable to the purchase of the Shares by investors in this Offering.


        The following table sets forth the estimated net tangible book value per share after the Offering and the dilution to persons purchasing Shares based on the foregoing minimum and maximum offering assumptions


                                                                      MINIMUM(1)     MAXIMUM(2)
                                                                      ----------     ----------
Initial public offering price (per share)                             $ 5.50         $ 5.50
Net tangible book value per share before the Offering                 $ 0.02         $ 0.02
Increase per share attributable to payments by new investors          $ 0.31         $ 0.61
Pro forma net tangible book value per share after the Offering        $ 0.33         $ 0.63
Dilution per share to new investors                                   $ 5.17(94%)    $ 4.87(88.5%)


        The following charts illustrate the pro forma proportionate ownership in the Company upon completion of the Offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this Offering, compared to the relative amounts paid and contributed to capital of the Company by present shareholders and by investors in this Offering, assuming no changes in net tangible book value other than those resulting from the Offering.

                               SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                             -------------------     --------------------------     PRICE PER
MINIMUM OFFERING               AMOUNT    PERCENT       AMOUNT           PERCENT       SHARE
----------------             ---------   -------     -----------        -------     ---------
Existing shareholders        3,306,500      93%      $  443,922(3)        24.4%       $0.13
New investors                  250,000       7%      $1,375,000(4)        75.6%       $5.50
   Total                     3,556,500     100%      $1,818,922          100.0%


                               SHARES PURCHASED         TOTAL CONSIDERATION          AVERAGE
                             -------------------     --------------------------     PRICE PER
MAXIMUM OFFERING               AMOUNT    PERCENT       AMOUNT           PERCENT       SHARE
----------------             ---------   -------     -----------        -------     ---------
Existing shareholders        3,306,500     87%       $  443,922(3)        13.9%       $0.13
New investors                  500,000     13%       $2,750,000(5)        86.1%       $5.50
   Total                     3,806,500    100%       $ 3,193,922         100.0%

----------

(1)     Assumes $1,108,000 net proceeds from Minimum Offering.
(2)     Assumes $2,326,000 net proceeds from Maximum Offering
(3)     Based on capital contributions from inception to June 30, 1998.
(4)     Assumes $1,400,000 gross proceeds from Minimum Offering.
(5)     Assumes $2,800,000 gross proceeds from Maximum Offering.

                                 USE OF PROCEEDS

        The net proceeds to the Company from the sale of the Securities offered hereby, after deducting underwriting discounts and commissions, the Underwriter's non-accountable expense allowance, and expenses of this Offering (approximately $110,000) are estimated to be approximately $1,108,000 if the minimum amount is raised hereunder and $2,326,000 if the maximum amount is raised, excluding any proceeds from the sale or exercise of the Warrants.

                                USE OF PROCEEDS

                                                MINIMUM         PERCENT      MAXIMUM        PERCENT
                                               ----------       -------     ----------      -------
Research and development(1)                    $  354,560         32%       $  721,000         31%
Sales and marketing                            $  277,000         25%       $  625,000         27%
Facility expansion                             $  177,280         16%       $  340,000         15%
Acquisition of employees, including a
  national sales manager                       $   99,720          9%       $  200,000          9%
Working capital                                $  199,440         18%       $  440,000         18%
                                               ----------        ---        ----------        ---
TOTALS                                         $1,108,000        100%       $2,326,000        100%
                                               ==========        ===        ==========        ===

        The Company currently plans to use that portion of the net proceeds set aside for working capital to retire existing trade accounts payable and to retire existing high interest equipment loans and leases. The allocation of net proceeds set forth above represents the Company's current estimates based upon its current plans and upon certain assumptions regarding the progress of development of its products, technological advances and changing competitive conditions, the ongoing evaluation and determination of the commercial potential of the Company's products and the Company's ability to enter into agreements. If any of these factors change, the Company may reallocate some of the net proceeds within or between the above-described categories. The Company believes that the funds generated by this Offering, whether the minimum or maximum offering is sold, together with current resources, will be sufficient to fund working capital and capital requirements for at least 12 months from the date of this Prospectus.

        Pending their utilization, the net proceeds may be invested temporarily in certificates of deposit, insured savings accounts, short term commercial paper, money market funds, or government securities. The Company does not intend to register under the Investment Company Act of 1940, and therefore, will be limited as to the types of investments which may be temporarily made with the proceeds.

                                 DIVIDEND POLICY

        The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

--------

(1) Management of the Company plans to use the proceeds allocated for research and development to develop the products discussed in "Business of the Company--Products" in the latter half of that section which discusses the various product series currently in the development stage. These development stage products include the Decorative Utility Light; the Plastic Series; the Compact Fluorescent Series, the Euro Series; and the Circle Light. Management plans to use these proceeds for the design, tooling needs, product testing, packaging, and sample preparation for the new products.

                                 CAPITALIZATION


        The following table sets forth the capitalization of the Company as of June 30, 1998 and as adjusted to give effect to the sale by the Company of the Minimum Offering and the application of the net proceeds of $1,108,000 therefrom and as adjusted to give effect to the sale by the Company of the Maximum Offering and the application of the net proceeds of $2,326,000 therefrom.



                                                                          Minimum as              Maximum as
                                                 June 30, 1998             Adjusted                Adjusted
                                                 -------------            ----------              -----------
                                                 (unaudited)
DEBT:

     Current Liabilities                           $1,822,768              $1,822,768              $1,822,768
     Notes Payable                                     74,661                  74,661                  74,661
     Capital Leases                                     8,839                   8,839                   8,839
                                                   ----------              ----------              ----------
        Total debt:                                $1,906,268              $1,906,268              $1,906,268
                                                   ==========              ==========              ==========

STOCKHOLDERS' EQUITY:

     Common Stock, no par value
        25,000,000 shares authorized
         3,306,500 shares issued and outstanding
         3,556,500 as adjusted minimum
         3,806,500 as adjusted maximum              $ 417,172             $1,525,172              $2,743,172
     Additional paid-in capital                        26,750                 51,750                  76,750
     Accumulated deficit                             (371,223)              (371,223)               (371,223)
                                                    ---------             ----------              ----------
        Total stockholders' equity:                 $  72,699             $1,215,699              $2,448,699
                                                    =========             ==========              ==========

                             SELECTED FINANCIAL DATA



        The following selected financial data are qualified by reference to, and should be read in conjunction with, the Financial Statements, related Notes to Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the six months ended June 30, 1998 (unaudited), the six months ended June 30, 1997 (unaudited), and for the year ended December 31, 1996 (audited) and the year ended December 31, 1997 (audited). The data has been derived from Financial Statements included elsewhere in this Prospectus that were audited by Stonefield Josephson, Inc., Certified Public Accountants. No dividends have been paid for any of the periods presented.

                                                   Six Months Ended June 30                       Year Ended December 31
                                             -----------------------------------             ---------------------------------
                                                 1998                    1997                  1997                    1996
                                             -----------             -----------             ---------              ----------
                                             (unaudited)             (unaudited)             (audited)               (audited)
STATEMENT OF OPERATIONS DATA:
Revenue                                       $3,337,412              $2,943,158             $5,852,969             $3,056,532
Net income (loss)                               (184,209)                124,919                123,097               (113,196)
Net income (loss) per share                                                  .04                   0.04                  (0.04)
Weighted average number of shares              3,306,500               3,326,500              3,326,500              2,800,000

                                                        June 30, 1998                                  December 31, 1997
                                             -------------------------------------            -----------------------------------
                                               Actual               As Adjusted(1)              Actual             As Adjusted(1)
                                             -----------            --------------            ----------           --------------
                                             (unaudited)                                      (audited)
BALANCE SHEET DATA:
Current assets                                $1,561,732              $3,887,732              $1,719,795              $4,045,795
Total property and equipment, net                302,043                 302,043                 274,747                 274,747
Other assets                                     115,192                 115,192                  91,179                  91,179
Total assets                                   1,978,967               4,304,967               2,085,721               4,411,721
Total current liabilities                      1,822,768               1,822,768               1,700,156               1,700,156
Accumulated deficit                             (371,223)               (371,223)               (187,014)               (187,014)
Stockholder's equity                              72,699               2,398,699                 266,908               2,592,908



-----------------

(1) Adjusted to give effect to the application of the estimated net proceeds from the Maximum Offering. See "Use of Proceeds" and "Capitalization"

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


OVERVIEW

        The Company was incorporated on January 21, 1994 for the purpose of manufacturing and selling fluorescent lighting fixtures for both commercial and residential uses.

        The Company has experienced significant growth since its inception in 1994. The Company's growth rate has far exceeded its expectations. However, management believes that this growth will continue at a slower rate in 1998. Certain key factors that are necessary in maintaining and exceeding the current growth rates are as follows:

        o Further expanding the Company's customer base

        o Successful integration into the emerging global markets

        o Obtaining greater market share of the commercial lighting industry

        o Obtaining financing at more favorable terms

RESULTS OF OPERATIONS

        The following table sets forth, for the periods indicated, selected financial information for the Company:


                                        SIX MONTHS              SIX MONTHS
                                           ENDED                   ENDED               YEAR ENDED             YEAR ENDED
                                       JUNE 30, 1998           JUNE 30, 1997        DECEMBER 31, 1997      DECEMBER 31, 1996
                                       -------------           -------------        -----------------      -----------------
                                        (UNAUDITED)             (UNAUDITED)              (AUDITED)             (AUDITED)
Total revenue                           $ 3,337,412             $ 2,943,158            $ 5,852,969            $ 3,056,532
Cost of revenue                           2,874,274               2,440,076              4,601,497              2,584,668
Gross profit                                463,138                 503,082              1,251,472                471,864
General, administrative, and
selling expenses                            588,482                 312,313                991,164                488,491
Interest expense                             58,065                  65,050                136,411                 95,769
Income (loss) before taxes                 (183,409)                125,719                123,897               (112,396)
Taxes on income                                 800                     800                    800                    800
Net income (loss)                          (184,209)                124,919                123,097               (113,196)
Net income (loss) per share                    (.06)                    .04                   0.04                  (0.04)

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

        Revenues. The Company generated revenues of $3,337,412 for the six months ended June 30, 1998 as compared to revenues of $2,943,158 for the six months ended June 30, 1997. The 13.4% increase in revenues for the six months ended June 30, 1998 is a result of increased shipments to GE and increased sales through the Company's commercial division, Energy Plus.

        Gross Profit. Gross profit for the six months ended June 30, 1998 was $463,138 (13.9% of sales) compared to $503,082 (17.1% of sales) for the six months ended June 30, 1997. The decrease in gross profit percentage was a result of higher direct labor costs due to increases in the minimum wage.

        General, administrative and selling expenses. General, administrative and selling expenses for the six months ended June 30, 1998 were $588,482 (17.6% of revenues) as compared to $312,313 (10.6% of revenues) for the six months ended June 30, 1997. The total dollar increase of $276,169 is primarily a result of additional facility rental expense of $29,811; settlement costs of $105,000 associated with a litigation matter; and $106,900 of additional legal fees defending the litigation matter (see "Business of the Company--Litigation").

        Interest expense. Interest expense for the six months ended June 30, 1998 was $58,065 compared to $65,050 for the six months ended June 30, 1997. The reduction in interest expense was a result of the Company's ability to reduce its borrowing costs through a new line of credit entered into in February 1998. The Company has also reduced outstanding borrowings on its line of credit as a result of improved collection efforts on its Accounts Receivable.

        Net income (loss). Net loss for the six months ended June 30, 1998 was ($184,209) compared to net income of $124,919 for the six months ended June 30, 1997. The decrease in profitability is a direct result of increases in direct labor costs due to minimum wage increases and legal and settlement costs associated with the litigation matter (see "Business of the Company--Litigation").


YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 (AUDITED)

        Revenues. The Company generated revenues of $5,852,969 for the year ended December 31, 1997 as compared to revenues of $3,056,532 for the year ended December 31, 1996. The 91% increase in revenues for the year ended December 31, 1997 was primarily the result of shipments and increased orders to GE. The Company began shipping product to GE in 1996.

        Gross Profit. Gross profit for the year ended December 31, 1997 was $1,251,472 (21.4% of sales) compared to $471,864 for the year ended December 31, 1996 (15.4% of sales). The 6% increase in gross profit percentage was primarily a result of increased purchasing and production efficiencies created by the significant increase in material needs and sales volume.

        General, administrative, and selling expenses. General, administrative, and selling expenses for the year ended December 31, 1997 were $991,164 compared to $488,491 for the year ended December 31, 1996. The increase is primarily the result of: increased administrative compensation expense due to additional hirings and discretionary officer bonus programs initiated in 1997 ($386,000); accounting and legal costs ($106,000); and increased selling expenses, due to increased sales volume ($18,527). Administrative compensation expenses will continue to occur in the future as the Company plans on hiring a National Sales Manager as well as additional sales representatives. Expenses incurred in the discretionary officer bonus program will continue as long as the Company is profitable as the discretionary officer bonus program is based on a percentage of gross sales allowed in the discretion of the Board of Directors. See "Employment and Related Agreements--Employment Agreements." Increased accounting costs are due to the preparation of audited financial information in conjunction with this Offering; such accounting costs will continue in the future as the Company will need to have audited financial statements prepared in accordance with the reporting requirements of the Securities Exchange Act of 1934. Increased legal costs were a one-time only expense incurred with the defense and settlement of a litigation matter. See "Business of the Company--Litigation." Selling expenses will increase or decrease in the future correspondingly with sales of the Company's products.

        Interest expense. Interest expense for the year ended December 31, 1997 was $136,411 compared to $95,769 for the year ended December 31, 1996. The increase of $40,642 is primarily the result of increased average monthly borrowings on the Company's line of credit during 1997. The increased borrowings were required to fund increased inventory expenditures needed to meet the growth in sales volume.

        Net income (loss). Net income for the year ended December 31, 1997 was $123,097 compared to a net loss of $113,196 for the year ended December 31, 1996. The increase in profitability is directly attributable to greater purchasing and production efficiencies and increased sales volume achieved through shipments made to GE for the year ended December 31, 1997.

        The Internal Revenue Code of 1986 includes provisions which may limit the net operating loss carry forwards available for use in any given year if certain events occur, specifically a stock ownership change of 50% or more within a three year period. Therefore, upon completion of this Offering, utilization of the Company's net operating loss carry forwards to offset future income may be limited. The Company's net operating loss carry forward as of December 31, 1997 was approximately $145,000.

BACKLOG

        The Company's backlog consists of unfulfilled purchase orders, mainly with GE. These purchase orders are subject to change and can be revised at any time by GE. For the month of December 1997, the Company's backlog was $7,522,000 as compared to $2,022,000 for the month of December 1996. As of June 19, 1998, the Company's backlog was $5,994,254.

LIQUIDITY AND CAPITAL RESOURCES

        Since its inception, the Company has primarily funded its capital requirements through equity infusions, bank loans, and officer loans.

        Initial start-up funding of $50,000 was raised through the sale of 10,000 shares of the Company's Common Stock to its founders in 1994. An additional $113,922 was raised during 1995 through the sale of 2,790,000 shares at a price of $0.04 per share.

        On April 4, 1997, the Company commenced a private placement (the "Private Placement") of 506,500 shares of Common Stock at a purchase price of $0.50 per share (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's Common Stock at an exercise price of $0.80 for a term of five years at a purchase price of $0.10 per warrant (the "Private Placement Warrants"). The Private Placement Stock and the Common Stock underlying the Private Placement Warrants are being registered herein. The Private Placement generated net proceeds of approximately $290,000.


        At June 30, 1998, the Company had outstanding current liabilities of $1,822,768. The Company anticipates satisfying its current liabilities in the ordinary course of business from revenues and accounts receivable.

        Capital expenditures during the period from inception through June 30, 1998, were $387,277. Over the next 12 months, the Company plans to upgrade its management information system, telecommunications system and office equipment to accommodate anticipated growth plans. In addition, computers and test equipment for product development will be acquired for use in research and development.

        At June 30, 1998, the Company had $568,234 outstanding in accounts receivables from customers who have been billed.


        The Company believes that proceeds from this Offering, even if only the Minimum Offering is sold, together with revenues from the Company's operations, and the Company's other resources, will be sufficient to cover working capital requirements for at least 12 months after this Offering. See "Use of Proceeds." The Company may nevertheless require additional financing to support continued expansion of its business, marketing, and development of its existing and future products, and the potential acquisition of other products or technologies. The Company has made no arrangements or commitments for such financing and there can be no assurance that the Company will be able to obtain such financing on satisfactory terms, if at all. If adequate financing is not available or available on satisfactory terms, the Company may be required to delay, scale back or eliminate certain of its marketing programs, research and development activities or expansion plans. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the investors in this Offering will result.

FINANCING


        The Company's primary source of borrowing was a $1,000,000 maximum line of credit with a financial institution, Fremont Business Credit. The line was secured by the Company's accounts receivable and inventory and personal guarantees of certain of the shareholders. $279,955 was outstanding on the line of credit as of December 31, 1997. The line bore interest at a rate of 4% above prime. The line of credit expired in February 1998 and was paid in full.

        Subsequent to December 31, 1997, the Company entered into a new line of credit with First Community Financial Corporation, Arizona for $1,000,000. The line is secured by the Company's accounts receivable and inventory and personal guaranties of certain of the officers. The loan will bear interest at a rate of 3% above prime. The line of credit expires in February 1999. The Company has the option to terminate the line after six months, with no prepayment penalty, subject to certain conditions. The Company will continue to rely on cash flow from operations and borrowings on its replacement line of credit to fund its capital requirements.


        The Company also finances its business activities using unsecured lines of credit, short-term bank loans, and equipment lease financing. Terms under these various facilities vary depending upon the type of facility used. Management will continue to finance a portion of the capital requirements using these type of facilities to the extent that they are available at terms that are deemed favorable to the Company.

        The Company does not believe that inflation has had a significant impact on its operations since inception of the Company.

SEASONALITY

        The Company's business is subject to seasonable fluctuations, with a slight decrease in sales and revenues occurring during the month of December due to the holidays. Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for the full year.

                             BUSINESS OF THE COMPANY

GENERAL

        Luminex Lighting, Inc. (the "Company") distributes quality, energy saving, fluorescent lighting fixtures. The Company designs, tools, tests, assembles, and packages readily available lighting component parts into a finished product, ready for distribution and sale. The Company has expanded its customer base across the United States and is seeking to expand into the direct retail and emerging global markets.

        The Company believes it is currently one of the largest distributors of cost efficient energy saving fluorescent lighting fixtures. The Company has been in operation for over four years and has experienced substantial growth within the lighting industry. The Company has built a strong customer base, including GE and Lamps Plus.

        The Company's niche in the light fixture market is maintained through cost efficiency and quality in its products. The Company has accumulated strength in the purchasing of raw materials. Due to the increased volume of material that the Company purchases, it is able to obtain an advantage when negotiating with its suppliers. Its competitive edge is based upon low cost purchasing along with low overhead expenses, resulting in quality products at a lower price. The Company is competitive in all aspects of its operations. These factors, combined with experienced management and employees, provide the Company with added value within the industry.

        The Company is seeking to capture a significant market share in the lighting industry. Opportunities are evident not only in the United States, but around the world as well. The Company intends to target such territories as Canada, Mexico, South America, and Puerto Rico. Presently, the Company does not make any sales into markets outside the United States. With a potion of the proceeds of this Offering, the Company plans on retaining a National Sales Manager and sales representatives familiar with both domestic and foreign markets. (See "Use of Proceeds.") In February 1999, the Company plans to attend the Hardware/Housewares and Building Material Show of the Caribbean (the "Hardware Show"). This will mark the beginning of the Company's expansion into foreign markets. The Hardware Show will be held in Puerto Rico and generally attracts over 12,000 buyers from South America, the Caribbean, Central America, and parts of Europe.

        As of the date hereof, the Company had 3,306,500 Shares of Common Stock issued and outstanding and warrants to purchase 500,000 Shares of Common Stock at an exercise price of $0.80 per share issued and outstanding. The Company will have 3,556,500 Shares of Common Stock outstanding if the Minimum Offering is sold and 3,806,500 Shares of Common Stock outstanding if the Maximum Offering is sold, without giving effect to the exercise of any warrants. Assuming exercise of all warrants, including the Warrants, the Company will have 4,306,500 Shares of Common Stock outstanding immediately after the Offering if the Minimum Offering is sold and 4,806,500 Shares of Common Stock if the Maximum Offering is sold. The Company also has 500,000 Shares of Common Stock reserved for issuance under its stock option plan, of which no options have been issued.

        During the year ended December 31, 1997, the Company had revenues of $5,852,969 from the sale of its products. The Company's net income from operations for the year ended December 31, 1997 was $123,097. Continued development of the Company's products and successful implementation of the Company's marketing plan are necessary for the Company to generate substantial operating revenues.

        The Company was incorporated under the laws of the State of California on January 21, 1994. The address of the Company's principal executive offices is: 13710 Ramona Avenue, Chino, California, 91710. The Company's telephone number is (909) 591-5653. The Company also has a branch office located at 258 Main Street, Suite 111, Milford, Massachusetts, 01757.

OVERVIEW OF THE COMPANY'S MARKETS

        Based on industry reports and evaluations done by Business Trend Analysis, the residential lighting fixtures market is expected to outperform all other types of lighting markets in 1998. (Energy Information Administration, Office of Energy Markets and End Use; Lighting Research Center, Rensselaer Polytechnic Institute, 1997.)

        Households in the U.S. contain a total of 523 million lights that are on one or more hours a day -- 282 million of these are on four or more hours a day. (Energy Information Administration, 1993.)

        Based on the 1995 Commercial Buildings Energy Consumption Survey (CBECS), approximately 77% of all commercial buildings are lit by fluorescent lights.

        Therefore, both the U.S. residential and commercial lighting markets are large and wide-spread.

        The Company produces its products primarily as an OEM (original equipment manufacturer) for GE, its major customer. The OEM market alone has great potential for further expansion of the Company's products. The OEM market gives the Company the ability to acquire pre-existing national distribution channels. The Company is currently in discussions with various customers in order to expand and generate further revenue through the OEM markets.

        During 1998, management of the Company plans to enter into the direct retail market by introducing many new products under the Luminex Lighting private label. The Company expects to introduce its product line to markets such as home improvement retail stores; retail outlets such as Kmart, Target, and Wal-Mart; drug stores; and office supply stores. Again, the potential to expand into this market is great and if the Company successfully enters the direct retail market, it will provide the following benefits: establishing its own private label, creating brand recognition, and enabling the Company to acquire extensive national distribution channels.

        The Company also plans on expanding its Energy Plus division which currently consists of products being sold mainly to the commercial and industrial markets. These products are used for the construction of new homes, buildings, medical centers, and shopping plazas. They are also sold to smaller home improvement and retail lighting outlets.

        The overall lighting market is wide in scope. The Company has developed various products which represent the scope of products offered by both the commercial and residential lighting industries.

BUSINESS STRATEGY

        Currently, the Company is highly concentrated within the OEM distribution channel. Its primary customer at this time is GE. GE plays a significant role in the generation of revenue for Luminex Lighting.

        Luminex would like to further diversify its business through entering into the direct retail market and by further expanding its commercial and wholesale distribution division, Energy Plus (see "Sales, Marketing and Distribution"). The Company is currently in the process of structuring and preparing itself for entry into the direct retail market. Direct sale to the retail market provides higher margins, increased profitability, and establishes Company recognition within the lighting industry. The Company has developed many new products to support the market and has created a new image for the Luminex label.

        In August 1998 Luminex plans to launch its direct retail program. Efforts being made to introduce this program successfully are:

        o the appointment of a National Sales Manager in order to develop business;

        o retainment of additional sales representatives across the United State and Canada;

        o further development of creative lighting fixtures appealing to the consumer;

        o establishing brand recognition and Company image;

        o new packaging;

        o new and creative catalogs appealing to buyers;

        o increased marketing of product through advertising and specials;

        o additional investment in product research and development; and

        o introduction of fluorescent product lines to home centers, hardware chains, drug stores, supermarket chains, and several independent hardware stores.

        Luminex will attend the National Hardware Show in August 1998. The Hardware Show is the largest show within the lighting industry and attracts many buyers.

        Further, the Company believes that market opportunities exist not only domestically but internationally. Currently, the Company is marketing its products extensively within the United States region. However, due to insufficient amounts of working capital, the Company has not been able to expand and reach its fullest potential in the international market.

        The Company is seeking to capture a significant market share in the lighting industry. Opportunities are evident not only in the United States, but around the world as well. The Company intends to target such territories as Canada, Mexico, South America, and Puerto Rico. The Company plans on retaining a National Sales Manager and sales representatives familiar with these markets.

PRODUCTS

        The Company has integrated a variety of lighting products into its inventory. Its product lines are highly diversified and guaranteed the highest quality within the lighting industry. The Company provides a five year warranty on all of its products. Luminex produces products that are energy efficient. For example, an 18 watt compact fluorescent light produces the same number of lumens as a 75 watt incandescent. These energy savings are passed on to the consumer. According to research conducted by the United States Chamber of Commerce in 1993, U.S. households used a total of 90.8 billion kWh for electricity for lighting. If households replaced all incandescent bulbs used four or more hours per day with compact fluorescent lights, they could save 31.7 kWh annually, or 35% of all electricity used for residential lighting. Management of the Company believes that replacements have generally not been made mainly because the consumer has not been educated on savings presented by compact fluorescent light fixtures. Also, the introduction of electronics and compact fluorescent lights has not been marketed to its fullest potential.

        In addition to the energy efficient products that Luminex produces, the Company has gone a step further by implementing electronic ballasts into many of their products. CBECS data suggests greater energy savings will occur by replacing existing fluorescent lights with more energy - efficient equipment such as electronic ballasts, which increase fluorescent efficiency by up to 25%.

        Following is a brief overview of the various products the Company currently offers and an introduction of the new and innovative products the Company will be adding to its product lines.

        1. CEILING MOUNT FIXTURES are used for commercial and residential purposes where efficient higher light output fixtures can be used in new or existing construction to replace inefficient incandescent fixtures. These fixtures include the cloud series and decorative wraparound series.

        2. DECORATIVE VANITY SERIES fixtures are efficient and attractive in design and provide uniform low glare diffusers. This series is excellent for residential and commercial use such as restrooms or hotels, motels, and health care facilities. These fixtures also save energy.

        3. COMPACT CEILING MOUNTS include contemporary fluorescent cloud fixtures and contoured cloud fixtures. These mounts are popular because of their soft lines and shallow appearance. These products are used both in residential and commercial applications. These fixtures feature the latest in long life compact fluorescent and circleline lamps. These fixtures are ideal for small rooms, entrance areas, accent areas, or hallways.

        4. UNDERCABINET SERIES. Supplying this product to its constantly growing customer base, including GE as the largest purchaser and distributor, the Company is also being asked by other competitors to produce the product for them as other companies are unable to compete with the quality and price the Company offers. The Company's Undercabinet Series has a very low profile, excellent in energy saving, multipurpose use and has now become the most popular item among all the Company's products.

        5. PLASTIC BLACKLIGHT SERIES. At the current time, the Company is producing the plastic Blacklight Series for GE only. However, there is no exclusive contract between the Company and GE. GE then sells this product to many retailers including Spencer Gifts, Target, and other novelty stores, so this popular fixture is constantly in demand. On some days the Company produces more than 10,000 Blacklight fixtures. Recent estimates from GE suggest that Blacklight orders within the next twelve months will be approximately 750,000 units.

        All of the Company's products are 100% tested electrically prior to shipment, are monitored for finish (i.e., the aesthetic appearance free from scratches, dents, etc.) as well as mechanical fit, and are Underwriters Laboratories ("UL"), Canadian Standards Association ("CSA"), and Canadian Underwriters Laboratories ("CUL") approved. The Company believes that these factors, combined with the Company's expert management, strategically place the Company in a position to capture a significant portion of the commercial and residential lighting industry.

        During the current fiscal year, the Company plans to introduce a minimum of four new fixture series to its present family of products. These products, in addition to the current products being sold, will be marketed to the D14 retail market under the Luminex Lighting label. The various product series currently in the development stage are the following:

        1. DECORATIVE UTILITY LIGHT is an inexpensive, portable utility light which can be used for homes, offices, commercial, and residential purposes.

        2. PLASTIC SERIES, with similar construction to the Blacklight, will enable consumers to purchase multipurpose lighting fixtures at an economical price.

        3. COMPACT FLUORESCENT SERIES leads the market in compact energy efficient products utilizing the latest "state of the art" lamp technology. This series will be offered in a variety of products including ceiling and wall lights.

        4. EURO SERIES. The Euro Single Strip, Euro Twin Light, Euro 15" Strip Light, and Euro Nightlite are included in this series. This inexpensive and affordable product line is characterized by its rounded dimensions and is designed to fit almost anywhere. These lights can be used to brighten up areas such as the kitchen, laundry area, garage, office, and almost anywhere around the home or office. As one of the newer lighting developments by Luminex, the Euro Series has created a great deal of interest in Luminex and its product lines. This series will be marketed extensively through the do it yourself ("DIY")/retail market under the Luminex label. The "do it yourself" market encompasses companies which sell products to the consumer for the consumer to install, such as Home Depot, Home Base, and Orchard Supply Hardware. The expected launch date for this program is August 1998.


        5. CIRCLE LIGHT. Luminex will be introducing a new line of energy efficient, screw-in fluorescent Circle Light adapters. This product easily replaces the 75 watt and 150 watt incandescent lamps with only 22 watts and 30 watts respectively. The 22 watt system consists of a compact and dependable Circle Light lamp and magnetic adapter. The 30 watt system utilizes high color rendering lamps with sophisticated and state of the art electronic ballast for quick starting and long life efficient operation.

CUSTOMERS

        The largest customers of the Company for the last two years are as follows:

        General Electric Company
        Lamps Plus, Inc.
        United Electric Supply Company, Inc.
        The Orman Grubb Company
        California Commercial Lighting Supply, Inc.
        All Sale Electric, Inc.
        Ryall Electric Supply Company

COMPETITION

        The Company faces competition from numerous companies, certain of which are more established, benefit from greater market recognition, and have greater financial, production and marketing resources than the Company. The Company's products compete on the basis of certain factors, including first to market product capabilities, product performance, price, support of industry standard, ease of use, customer support as well as user productivity.

        The lighting industry is large and composed of many companies. Much of the competition that the Company faces is centralized within California. Companies such as American Power Products, Lights of America, Lampi Corporation, and Lamar Lighting manufacture similar lighting fixtures to those sold by the Company. The Undercabinet line in particular is in direct competition with various other manufacturers of similar lines. Such competition may diminish the Company's market share or its ability to gain entry into the market, and may consequently have a material adverse effect on the Company.

COMPETITIVE ADVANTAGES

        Management of the Company believes that the Company has the following advantages over its competition:

o The Company is able to purchase material at below market cost thereby enabling the final price of the finished product to be competitive within the industry.

o All products assembled by the Company are tested and inspected by the Company's team of Quality Control Specialists thereby resulting in a 100% product satisfaction guarantee to its customers. Customers receive a replacement or full refund on any defective product.

o The Company's diverse product lines offer ease of use in both the commercial and residential settings.

o The Company is consistently applying the newest technology to its various products. In the lighting industry, technology changes rapidly. The Company has a team of specialists who are able to apply these new innovations to its lighting products giving the Company a competitive edge against the general market.

SALES, MARKETING, AND DISTRIBUTION

        GENERAL

        The Company is currently marketing its products throughout the United States and Canada. Currently, the Company's revenues are largely based on OEM customers such as GE. Management feels that there are significant opportunities within the OEM market and intends to capitalize and expand its revenue base from this market.

        Aside from OEM manufacturing, the Company is currently selling its wide range of fluorescent lighting fixtures through various distributors and independent sales representatives. This accounts for approximately 5% of revenues for the Company. The remaining approximately 95% of sales is derived from GE.

        Distribution takes place through the Company's Chino, California assembly and distribution center.

        ENERGY PLUS - A DIVISION OF LUMINEX LIGHTING, INC.

        Energy Plus, a division of Luminex Lighting, Inc., has been specifically set up to target the commercial and electrical distribution markets. This market includes lighting needs for home and industrial construction, electrical distributors, and electrical wholesalers. Currently, Energy Plus provides the market with several fixtures, including over 93 various options. Products being sold through Energy Plus include all undercabinet series (plastic and metal), flushmounts, sidemounts, various cloud designs, wraparounds, decorative vanity, decorative cloud, all open strip fixtures, industrial use fixtures, enclosed fixtures, and gasket fixtures.


        Energy Plus recently acquired a new Sales Manager at the end of 1997 and formed a strong team of sales representatives and customer service representatives to support its division. The restructuring of the division has dramatically increased annual sales and has proven that Energy Plus can be competitive within the electrical and commercial markets. During the first half of 1998, Energy Plus reached a level of $278,469 in gross sales. The Company believes that there will be continued growth within this division based on increased orders by new and existing customers.


        In order to establish new clients, Energy Plus is continuously searching for sales representatives across the United States and Canada. Currently, Energy Plus retains over 20 sales representatives who mainly cover the Western and Midwestern states. In order to facilitate the forecasted growth for Energy Plus, it will be necessary to expand its customer base through the acquisition of additional sales representatives. The division plans on aggressively expanding its representative base during 1998. Also, it will be necessary to maintain on hand inventory of the products being offered and to ensure rapid turn around time. Energy Plus will continue to stay focused on customer service and quality control enabling the division to further expand competitively.

        Energy Plus is a significant part of Luminex's business. Due to the direct sale of product to the customer, Energy Plus is able to maintain higher margins than those of Luminex Lighting, Inc. The higher margins attained within this division significantly contribute to the overall profitability of the business. Therefore, Luminex will continue to support the Energy Plus division and continue to acquire the business available in the commercial and electrical wholesale market.

        Energy Plus has recently launched a new PRODUCT PROMOTION PROGRAM. This program is a tool which will enable the Company to strategically acquire new business through special promotions of products every two months. This form of advertising and marketing will promote additional sales with electrical distributors and will provide the distributors with an incentive to purchase the product that is being promoted that particular month. This program will be aggressively marketed through our in house sales force along with our independent representatives across the United States.

        LUMINEX-MEXICO

        Luminex identified an opportunity to reduce costs by manufacturing components in Mexico where direct labor costs are significantly lower than those in the United States. Therefore, in 1998, the Company, in conjunction with Enertech-Mexico, began manufacturing certain component parts for its lighting fixtures in order to increase margins. The Company is manufacturing several different types of ballasts for use in its fixtures. It is also manufacturing starter assemblies at the Mexico facility. There is no affiliation between Enertech-Mexico and the Company other than the manufacturing arrangement.

        The Company may also move the assembly of certain lighting fixtures to Mexico later in the year. This move will enable Luminex to realize significant cost savings by assembling certain of its lighting fixtures in Mexico.

        WEB SITE

        The Company has established an interactive website which will enable potential and existing clients to access the website and receive information, price quotes, and an opportunity to place orders. This will also allow interaction with international prospects. Again, this website provides additional tools for marketing its products domestically and internationally. The Company's website address is www.luminexlighting.com.

EMPLOYEES

        As of the date of this Prospectus, the Company employed 80 full-time employees and no part-time employees. The Company hires independent contractors on an "as needed" basis only. The Company has no collective bargaining agreements with its employees. The Company believes that its employee relationships are satisfactory. The Company plans on hiring additional part-time sales staff in the immediate future. Long term, the Company will hire additional employees as needed based on its growth rate. In particular, if at least the Minimum Offering is sold, the Company plans on hiring a national sales manager to market the Company's own brand label products in the U.S. and Canadian retail markets. See "Use of Proceeds."

PROPERTIES

        The Company leases a 25,000 square foot warehouse, including office space, in Chino, California which is the Company's headquarters. The Chino facility is comprised of the following areas: office space - 2,900 square feet; assembly/manufacturing space - 5,200 square feet; and inventory stocking area - 16,900 square feet. The lease term expires in October 2000. The lease contains two options to extend the lease term for a period of three years each. The monthly lease payment is $11,250.

        The Company also leases approximately 500 square feet of office space in Milford, Massachusetts. The monthly lease payment is $275 and the lease expires November 30, 1998.

LITIGATION

        On March 11, 1997, the Company was served with a Complaint in the matter of David P. Holmes, Plaintiff ("Plaintiff") vs. Luminex Lighting, Inc., a California corporation; Wasif Siddiqui, an individual; Tasneem Siddiqui, an individual; and Does 1 through 20, inclusive, Defendants ("Defendants"), Superior Court of the State of California for the County of Orange, Case No. 776430. Plaintiff is a former employee of the Company who was terminated. Plaintiff alleged he had an implied employment contract with Defendants such that he would be employed by Defendants so long as his performance was satisfactory, and that Defendants would not discharge him without good and just cause. Plaintiff alleged the following causes of action in his complaint: breach of contract for continued employment; breach of implied contract of continued employment; and breach of implied covenant of good faith and fair dealing. On June 18, 1997, Defendants filed a Cross-Complaint against Plaintiff for misappropriation of trade secrets; interference with a significant business relationships; conversion of trade secrets; and unfair competition. On May 27, 1998, Defendants entered into a settlement agreement with Plaintiff whereby Defendants would pay to Plaintiff the total sum of $105,000 according to the following payment schedule: $25,000 initial lump sum payment and $10,000 per month for eight months. All settlement payments will be made by the Company on behalf of all Defendants.

        Management of the Company believes that there are no other litigation matters pending or threatened against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and officers of the Company as of the date of this Prospectus are as follows:

NAME                     AGE      POSITION
----                     ---      --------
Wasif Siddiqui           52       President, Chief Executive Officer, Chief Financial Officer,
                                  Director

Tasneem Siddiqui         44       Executive Vice President, Secretary, Director

Asra Rasheed             25       Vice President of Corporate Planning, Director

        The number of directors may be fixed from time to time by the Board of Directors. The Board of Directors presently consists of three directors, all of whom are inside directors. The Company will add one independent director at the completion of this Offering. This individual has yet to be determined. Each of the Company's directors hold office until their respective successors are elected at the next annual meeting of shareholders. Vacancies in the Board of Directors are filled by a majority vote of the remaining directors or by a shareholder vote called expressly for such purpose. The Company currently has no committees established to advise the Board of Directors. See "Risk Factors--No Outside Directors or Committees."

WASIF SIDDIQUI, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, AND DIRECTOR, has over 15 years of experience within the lighting industry. He is one of the original founders of the Company and spent 1993 forming the Company which was incorporated in January 1994. From 1987 through 1993, he was President and Chief Executive Officer of American Power Products, a lighting Company with sales volume that exceeded 35 million dollars.(2) Prior to his term as President of both companies, Mr. Siddiqui specialized in various management positions with three different Fortune 500 companies. His experience in management, along with his expertise in the lighting industry, has brought the Company a strong and committed leader focused on the growth and success of the Company. Mr. Siddiqui earned his Masters Degree in Business Administration from Northrop University, Los Angeles, California.


TASNEEM SIDDIQUI, EXECUTIVE VICE PRESIDENT, SECRETARY, AND DIRECTOR, brings to the Company insight and experience in financial and manufacturing management. She is an original founder of the Company and spent 1993 forming the Company with Mr. Siddiqui. Ms. Siddiqui was Manager of Finance with American Power Products from 1991 through 1992(2). Ms. Siddiqui was the owner and operator of National Products, a multi-million dollar artificial plant manufacturing Company, from 1986 through 1991. Through this venture, she gained experience in overseeing production and manufacturing. Ms. Siddiqui is responsible for the daily management and supervision of various departments such as Accounts Payable and Production, of the Company. She has a B.S. Degree in Economics. Tasneem Siddiqui, Executive Vice President, Secretary, and a Director of the Company is the wife of Wasif Siddiqui, President, Chief Executive Officer, Chief Financial Officer, and a Director of the Company.


ASRA S. RASHEED, VICE PRESIDENT OF CORPORATE PLANNING, AND DIRECTOR, brings to the Company expertise in business and financial analysis. She joined the Company in October 1996. She was previously employed at Wells Fargo Bank

--------

(2) American Power Products is still in business operating in Chino, California. Mr. and Mrs. Siddiqui are no longer officers, directors, or employees of American Power Products. They have no connection whatsoever to American Power Products.

from August 1991 through September 1996 as a Personal Banking Officer and Customer Service Representative where she gained experience in the sales and financial industry. Ms. Rasheed is responsible for long term forecasting and financial structuring for the Company as well as overseeing day-to-day sales and accounts receivable activity that funnel through the Company. Ms. Rasheed has a B.S. Degree in Finance (with emphasis on Corporate Finance and Investments). Asra Rasheed, Vice President of Corporate Planning and a Director of the Company, is the daughter of Tasneem Siddiqui, Executive Vice President, Secretary, and a Director of the Company, and Wasif Siddiqui, President, Chief Executive Officer, Chief Financial Officer, and a Director of the Company.

EXECUTIVE COMPENSATION

        The following officers of the Company receive the following annual cash salaries and other compensation:

                           SUMMARY COMPENSATION TABLE


                                                                                Awards(3)
                                                                       ---------------------------
                                                                                        Securities
                                                Annual                  Restricted      Underlying
Name and Principal Position          Year      Salary(1)   Bonus(2)    Stock Awards      Options
---------------------------          ----      ---------   --------    ------------     ----------
Wasif Siddiqui, President, Chief     1998       $96,000      $-0-            -0-           -0-
Executive Officer, Chief Financial   1997       $96,000    $175,589          -0-           -0-
Officer                              1996       $62,000      $-0-            -0-           -0-

Tasneem Siddiqui, Executive Vice     1998       $72,000      $-0-            -0-           -0-
President and Secretary              1997       $72,000      $-0-            -0-           -0-
                                     1996       $36,000      $-0-            -0-           -0-

Asra Rasheed, Vice President of      1998       $39,000      $-0-            -0-           -0-
Corporate Planning                   1997       $36,000      $-0-            -0-           -0-
                                     1996       $ 9,000      $-0-            -0-           -0-


--------------------------

(1) The table does not include any amounts for personal benefits extended to officers of the Company, such as the cost of automobiles, life insurance and supplemental medical insurance, because the specific dollar amounts of such personal benefits cannot be ascertained. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1998 will not exceed the lesser of $50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, $50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.

(2) Mr. Wasif Siddiqui and Ms. Tasneem Siddiqui have bonus compensation agreements. For fiscal 1998, Mr. Siddiqui shall receive bonus compensation equal to 3% of gross annual sales; such amount is presently not ascertainable. For fiscal 1998, Ms. Siddiqui shall receive bonus compensation up to 1% of gross annual sales in the discretion of the board of directors; such amount is presently not ascertainable.

(3) No officers received or will receive any long term incentive plan (LTIP) payouts or other payouts during fiscal 1998.

(4) No officers received or will receive any restricted stock awards or options during fiscal 1998.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The laws of the State of California and the Company's Bylaws provide for indemnification of the Company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

        The Company has been advised that in the opinion of the Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                        EMPLOYMENT AND RELATED AGREEMENTS

INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

        On May 5, 1997, the Company enacted an Incentive and Nonstatutory Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 500,000 options may be granted to purchase Common Stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which only may be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the Common Stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the Common Stock on the date it was reserved for issuance under the Plan. Grants of options may be made to employees and consultants without regard to any performance measures. Any options issued pursuant to the Plan vest over an 18 month period from the date of the grant per the following schedule: 33% of the options vest on the date which is six months from the date of the grant; 33% of the options vest on the date which is 12 months from the date of the grant; and 34% of the options vest on the date which is 18 months from the date of the grant. Any options issued pursuant to the Plan are nontransferable and subject to forfeiture. As of the date of this Prospectus, the Company had not issued any options under the Plan.

EMPLOYMENT AGREEMENTS


        Effective as of January 1, 1997, the Company entered into an "Annual Salary and Bonus Compensation Plan" with Wasif Siddiqui (the "Wasif Siddiqui Employment Agreement"). The term of the Wasif Siddiqui Employment Agreement is five years and is renewable subject to Board approval at the expiration of the initial term. This Employment Agreement provides for annual salary compensation of $96,000 per year with a 5% increase every year for a period of five years. The Wasif Siddiqui Employment Agreement provides for bonus compensation of 3% of gross annual sales of the Company each fiscal year, provided that the bonus does not create a net loss before taxes for the Company.

        Effective January 1, 1997, the Company entered into a Bonus Plan with Charles Boulos, an employee (the "Boulous Bonus Plan"). This Bonus Plan provides for a bonus each fiscal year in a range between 0.5% and 1% of gross annual sales of the Company. The actual percentage for the bonus to be determined by the Board of Directors of the Company at the annual meeting, but no less than 0.5% nor more than 1% of gross annual sales. The Boulous Bonus Plan contains no other provisions and is subject to amendment or termination at will. Mr. Boulous does not have an employment agreeement with the Company and his employment is terminable at will.

        Effective as of June 1, 1997, the Company entered into an "Annual Salary and Bonus Compensation Plan" with Tasneem Siddiqui (the "Tasneem Siddiqui Employment Agreement"). The term of the Tasneem Siddiqui Employment Agreement is five years and is renewable subject to Board approval at the expiration of the initial term. This Employment Agreement provides for annual salary compensation of $72,000 per year with a 5% increase every year for five years thereafter. The Tasneem Siddiqui Employment Agreement provides for bonus compensation of up to 1% of gross annual sales of the Company each fiscal year, provided that the bonus does not create a net loss before taxes for the Company.


                              CERTAIN TRANSACTIONS


        During the past two years, the Company had taken loans drawn on personal lines of credit of Asra Rasheed, Vice President of Corporate Planning and a Director and Shareholder of the Company. The interest rate at December 31, 1997 was 12.51%. The balance of the lines of credit at December 31, 1997 was $6,272. The funds drawn were contributed to the Company for working capital. Subsequent to December 31, 1997, the loans were paid in full and the Company has no plan to take any further loans from this line of credit.

        The Company's management believes that the terms of these transactions are no less favorable to the Company than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of the date hereof and as adjusted to reflect the sale of the Shares offered hereby by (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each officer of the Company, and (iv) all directors and officers as a group. Unless otherwise indicated, the address for each shareholder is 13710 Ramona Avenue, Chino, CA 91710.

                                                          PERCENTAGE BENEFICIALLY OWNED(1)
                                                        ------------------------------------
                                                                       AFTER         AFTER
                                             NUMBER      BEFORE       MINIMUM       MAXIMUM
               NAME                         OF SHARES   OFFERING      OFFERING      OFFERING
               ----                         ---------   --------      --------      --------
Wasif A. Siddiqui and Tasneem Siddiqui,     2,600,000     78.6%         73.1%         68.3%
held jointly

Whittington Investments, Ltd.,                237,000      7.2%          6.5%          6.2%
a corporation(2)
Suite M2 Charlotte House
P.O. Box N4825
Nassau, Bahamas

Clearweather Investment, Ltd.(3)              210,000      6.4%          5.6%          5.5%
65 Main Street, P.O. Box 3463
Road Town/Tortola
British Virgin Islands

Asra Rasheed                                  200,000      6.0%          5.6%          5.3%

Knightrider Investments Limited,              175,000      5.3%          4.7%          4.6%
a corporation(4)
c/o John King
Worldwide Trust Services Limited
Charlotte House, Charlotte St.
Nassau, Bahamas

All officers and directors as a group       2,800,000     84.7%         78.7%         73.6%
(3 persons)

----------
 *  Less than one percent

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Includes 115,000 Private Placement Warrants

(3) Includes 200,000 Private Placement Warrants

(4) Includes 150,000 Private Placement Warrants

                              SELLING SHAREHOLDERS

        The following table sets forth the number of Shares of Common Stock which may be offered for sale from time to time by the Selling Shareholders. The shares offered for sale constitute all of the Shares of Common Stock known to the Company to be beneficially owned by the Selling Shareholders. To the best of management's knowledge, none of the Selling Shareholders has or have any material relationship with the Company, except as otherwise set forth below.

                                                                       SHARES OF
      NAME OF                                                        COMMON STOCK
SELLING SHAREHOLDER                                                   OFFERED(1)
-------------------                                                  ------------
Whittington Investments, Ltd.                                           122,000
Whittington Investments, Ltd.                                           115,000(2)
Horwitz & Beam, Inc., a California corporation(3)                         5,000
Horwitz & Beam, Inc., a California corporation(3)                        25,000(2)
Clarence W. Coffey, an individual                                        20,000
Rockspitz Stiftung                                                        9,500
Rockspitz Stiftung                                                        5,000(2)
Richard Houlihan, an individual                                          20,000
Stephen Leslie Schneider, an individual                                  30,000
Joseph T. Doino and Carm M. Doino, JTWROS                                25,000
Graham Thorogood, an individual                                           5,000(2)
Gregory A. Majka, an individual                                          10,000
Z.T. Global, Inc., a corporation                                         20,000
Clearweather Investments                                                 10,000
Clearweather Investments                                                200,000(2)
Montague Securities International Ltd., a corporation                    10,000
Irfan Mustafa, an individual                                             50,000
Equitrade Securities Corp.                                               10,000
Winthrop Venture Fund, Ltd.                                              80,000
C.R. Hanson, an individual                                               20,000
Knightrider Investments Limited, a corporation                           25,000
Knightrider Investments Limited, a corporation                          150,000(2)
Michael Preston, an individual                                           20,000
Steven Lampert, an individual                                            20,000
                                                                      ---------
Total                                                                 1,006,500
                                                                      =========

---------------
(1) All of these Shares are currently restricted under Rule 144 of the 1933 Act.

(2) Represents Shares underlying Private Placement Warrants.

(3) Legal counsel to the Company. Horwitz & Beam, Inc. acquired the securities in the Private Placement as an investor on April 24, 1997 pursuant to a subscription agreement and the payment of $5,000.

                              PLAN OF DISTRIBUTION

        The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders pursuant to this Prospectus. The Company will pay all of the expenses of the registration of the Shares, but shall not pay any commissions, discounts, and fees of underwriters, dealers, or agents.

        The Selling Shareholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders have agreed not to sell, assign, pledge, hypothecate, or otherwise dispose of any of the Private Placement Stock, as well as the Shares of Common Stock underlying the Private Placement Warrants, for a period of 12 months from the final closing of the Offering without the prior written consent of the Underwriter. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the distribution of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders. Sales may be made directly or to or through broker-dealers who may received compensation in the for of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

        The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters' within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

        Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

        Selling Shareholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of ten million Shares of Common Stock, no par value. The Company's Transfer Agent is Oxford Transfer & Registrar, 317 S.W. Alder, Suite 1120, Portland, Oregon, 97204.

        The following summary of the material terms of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK

        As of the date of this Prospectus, there are 3,306,500 Shares of Common Stock outstanding, and after completion of this Offering, 3,556,500 Shares of Common Stock will be issued and outstanding if the minimum amount hereunder is sold and 3,806,500 Shares of Common Stock if the maximum amount hereunder is sold (without giving effect to the exercise of any warrants). Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. At all elections of directors of the Company, each holder of stock possessing voting power is entitled to as many votes as equal to the number of his or her shares of stock multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he or she may see fit (cumulative voting). Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding Shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

WARRANTS

        As of the date of this Prospectus, there are 500,000 warrants outstanding (the "Private Placement Warrants"). These warrants were issued by the Company to private individuals in connection with the Company's Private Placement Bridge Financing commenced on April 4, 1997. The Private Placement Warrants are each exercisable for one share of Common Stock of the Company at $0.80 per share. The term of the Private Placement Warrants is five years from the date of issuance.

        The Company is also offering hereunder, a minimum of 250,000 warrants and a maximum of 500,000 warrants (the "Warrants"). The Warrants are each exercisable for one share of Common Stock of the Company at $6.00 per share, subject to adjustment. The term of the Warrants is five years from the Effective Date.

        The exercise price of the Warrants and the number of Shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, subdivisions, combinations, reclassification or issuances of stock at a price lower than the current market price. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable the holders of the Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of Shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

        The Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise or extend the expiration date of the Warrants.

        Warrants may be exercised upon surrender of the Warrant certificate evidencing those Warrants on or prior to the expiration date (or earlier redemption date) of the Warrants to American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"), with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (in United States funds, by cash or certified bank check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

        No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record by him, the Company will pay to that holder in lieu of the issuance of any fractional share which would otherwise be issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

        No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Shares of Common Stock issuable upon exercise of the Warrants and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of Shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so.

        The Warrants are redeemable, in whole or in part, by the Company at a price of $0.10 per Warrant, commencing 12 months from the Effective Date (except the Warrants may be redeemed earlier with the Underwriter's express written consent), and prior to their expiration, provided that: (i) prior written notice of not less than 30 days is given to the holders of the Warrants ("Warrantholders"); and (ii) the closing bid price of the Company's Common Stock for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given, shall have exceeded $7.50 per share. The Warrantholders shall have exercise rights until the close of business, the day preceding the date fixed for redemption.

        If the Minimum Offering is sold, the Company will have a total of 750,000 warrants outstanding. If the Maximum Offering is sold, the Company will have a total of 1,000,000 warrants outstanding. Additionally, the Company has agreed to issue to the Underwriter, upon the closing of this offering, Underwriter's Warrants exercisable to purchase up to 500,000 Shares of Common Stock and/or 50,000 Warrants at an exercise price of $6.60 per Share and $0.12 per Warrant.

        The Company has agreed with certain state securities regulators that it will not grant options and warrants in excess of 10% of the shares outstanding at the conclusion of the Offering and that the exercise price will not be less than 85% of the initial public offering price on the date of grant, except for options issued to employees which meet the requirements of Section 424(b) of the Internal Revenue Code (as amended) pursuant to the Company's Incentive and Statutory Stock Option Plan. See "Employment and Related Agreements-- Incentive and Nonstatutory Stock Option Plan" for a complete description of the Company's Stock Option Plan.

                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this Offering, the Company will have outstanding 3,556,500 shares of Common Stock if the minimum amount is sold hereunder and 3,806,500 shares if the Maximum Offering is sold (without giving effect to the exercise of any warrants). All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Act, will be freely transferable without restriction or further registration under the Act.

        All of the 3,306,500 shares outstanding prior to this offering were shares issued by the Company and sold by the Company in private transactions in reliance on an exemption from registration. Accordingly, such shares are "restricted shares" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration.

        All directors, officers, and holders of any securities of the Company prior to the Offering have agreed not to sell any Shares of Common Stock, including Shares of Common Stock issuable upon exercise of options, warrants, or any convertible securities of the Company, for a period of 12 months after the final Closing Date without the prior written consent of the Underwriter.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding Shares of Common Stock, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

        The Private Placement Stock and the shares underlying the Private Placement Warrants are being registered herein. Therefore, 506,500 shares of Common Stock and 500,000 shares of Common Stock issuable upon exercise of warrants will be freely tradeable upon the effective date hereof.

                                  UNDERWRITING

        Platinum Equities, Inc. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to act as the exclusive agent for the Company to sell the Securities on a "best efforts 250,000 Shares of Common Stock and 250,000 Warrants minimum ('Minimum Offering'), 500,000 Shares of Common Stock and 500,000 Warrants maximum ('Maximum Offering')" basis. The Underwriter has made no commitment to purchase any or all of the Shares of Common Stock or Warrants. It has agreed only to use its best efforts to find purchasers for the Shares of Common Stock and Warrants within a period of 120 days from the date of this Prospectus, subject to an extension for an additional period of 30 days on mutual consent of the Company and the Underwriter.

        All proceeds from subscriptions will be deposited promptly in a non-interest bearing account with American Stock Transfer & Trust Company as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement between the Company, the Underwriter, and the Escrow Agent. Funds will be transmitted to the Escrow Agent for deposit in the escrow account no later than noon of the business day following receipt. All checks must be made payable to "American Stock Transfer & Trust Company, Escrow Agent -- Luminex Lighting, Inc." In the event the Minimum Offering is not sold within the 120 day initial offering period and the 30 day extension period described above, funds will be refunded promptly to subscribers in full without deduction therefrom or interest thereon. During the 120 day offering period and any extension, no subscriber will be entitled to a refund of any subscription, and no funds will be released from escrow until the Minimum Offering is sold, or the termination of the Offering. There are none, nor will there be, any arrangements between the Company and the Underwriter whereby Shares of Common Stock or Warrants will be reserved to persons associated or affiliated with management of the Company or its affiliated persons, although such persons may purchase Shares of Common Stock or Warrants in order to insure that the Minimum Offering is sold.

        The Underwriter has advised the Company that it proposes to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus and that it may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $0.25 per Share of Common Stock and $0.005 per Warrant.

        The Underwriter is to receive cash commission of 10% of the gross offering. In addition, the Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of this Offering. The Company has also agreed to pay all expenses in connection with qualifying the Common Stock and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

        The Company has agreed to sell to the Underwriter for $10, upon the closing of this Offering, Underwriter's Warrants exercisable to purchase up to 50,000 Shares of Common Stock and/or 50,000 Warrants at an exercise price of $6.60 per Share of Common Stock and $0.12 per Warrant. The Underwriter's Warrants may not be sold, transferred, assigned, or hypothecated for one year from the date of this Prospectus, except to the officers or partners of the Underwriter and members of the selling group, and are exercisable during the four-year period commencing one year from the Effective Date (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants to register the Underwriter's Warrants, the underlying Shares of Common Stock and the underlying Warrants under the Act on two occasions (one at the Company's expense and one at the holder's expense) during the Warrant Exercise Term and to include such Underwriter's Warrants, the underlying Shares of Common Stock and the underlying Warrants in anyappropriate registration statement which is filed by the Company during the five years following the date of this Prospectus.

        Additionally, the Underwriter has been engaged as the Company's warrant solicitation agent, and pursuant thereto may participate in the solicitation of the exercise of the Warrants. Upon the exercise of the Warrants, commencing one year from the Effective Date, the Company will pay the Underwriter a commission of 7% of the aggregate exercise price of the Warrants exercised. In accordance with the NASD Notice to Members 92-98, no fee shall be paid: (i) upon the exercise of warrants where the market price of the underlying Common Stock is lower than the exercise price; (ii) upon the exercise of any Warrants not solicited by the Underwriter; (iii) for the exercise of Warrants held in any discretionary account; or (iv) upon the exercise of Warrants where disclosure of compensation arrangements has not been made and documents have not been provided to customers both as part of the original offering and at the time of exercise. Further, the exercise of any Warrant shall be presumed unsolicited unless the holder of such Warrant states in writing that the transaction was solicited by the Underwriter. Notwithstanding the foregoing, no fees will be paid to the Underwriter or any other NASD members upon exercise of the Warrants within the first twelve months from the Effective Date.

        The Company has agreed that it will not issue, sell, or agree to issue or sell any other securities (except the shares of Common Stock underlying the Warrants being offered and sold by the Selling Shareholders, the Underwriter's Warrants, or the Company's Stock Option Plan) for a period of 18 months from the Final Closing Date without the prior written consent of the Underwriter.

        All of the directors, officers, and holders of any securities of the Company prior to the offering have agreed not to sell any shares of Common Stock, including Shares of Common Stock issuable upon exercise of options, Warrants, or any convertible securities of the Company, for a period of 12 months from the Final Closing Date without the prior written consent of the Underwriter.

        During the three-year period from the Final Closing Date, the Underwriter shall have a right of first refusal to act as underwriter or agent of any and all public or private offerings of securities of the Company by the Company or any secondary offering of the Company's securities by one of its officers, directors, or principal shareholders.

        Although the Underwriting Agreement will provide that, for a period of three years from the Initial Closing Date, the Underwriter may designate for election one person to the Company's Board of Directors, the Underwriter has advised the Company that it has not selected such individual and has no immediate plans to do so. If the Underwriter elects not to assert such right, then it may designate one person to attend all Board of Directors meetings as an observer. In the event that such an individual is designated, such individual shall receive reimbursement of expenses for attending the meetings of the Board of Directors.

        The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Act. To the extent this section may purport to provide exculpation from possible liabilities arising under the Federal securities laws, it is the opinion of the Commission that such indemnification is against public policy and is therefore unenforceable.

        The foregoing is a summary of the principal terms of the Underwriting Agreement and the Underwriter's Warrants. Reference is made to the copies of the Underwriting Agreement and the Underwriter's Warrants which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

        The Underwriter has little experience in underwriting public offerings. This Offering is the second public offering being underwritten by the Underwriter. Prospective purchasers of the Securities offered hereby should consider the Underwriter's lack of experience in being a manager of an underwritten public offering.

        The Underwriter has informed the Company that it does not expect sales to be made to discretionary accounts to exceed 1% of the Securities offered hereby.

        Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Accordingly, the Offering and exercise price of such Securities being offered hereby was determined, in large part, by negotiations between the Company and the Underwriters on an arbitrary basis and bear no direct relationship to the assets, earnings, or other recognized criterion of value. Factors considered in determining such prices, in addition to prevailing market conditions, include the history and business prospects of the Company, as well as such other factors as were deemed relevant, including an evaluation of management and the general economic climate. The prices should in no event, however, be regarded as an indication of any future market price of the Common Stock or the Warrants.

        Pursuant to the terms of the Underwriter's Restriction Letter with the NASD, the Underwriter, Platinum Equities, Inc., is prohibited from acting as a "market maker" in securities. As a result thereof, the Underwriter will be prohibited from making a market in the Securities offered hereby. The Underwriter's inability to make such a market may materially affect the liquidity of the Securities offered hereby, which could make it more difficult for investors in this Offering to purchase or sell their Securities. The Underwriter, however, may execute buy and sell orders for its customers in the Common Stock offered hereby on an agency basis. See "Risk Factors -- Underwriter Will Not Make a Market in the Company's Securities."

                                  LEGAL MATTERS


        The validity of the securities offered hereby will be passed upon for the Company by Horwitz & Beam, Irvine, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Gusrae, Kaplan & Bruno. Horwitz & Beam, Inc., a California corporation, is the owner of 5,000 shares of Private Placement Stock and 25,000 Private Placement Warrants which are being registered for resale herein along with the securities held by all of the Selling Shareholders (see "Selling Shareholders"). Horwitz & Beam, Inc. acquired such securities in the Private Placement as an investor on April 28, 1997 pursuant to a subscription agreement and the payment of $5,000.


                                     EXPERTS

        The Financial Statements of the Company included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Stonefield Josephson, Inc., Certified Public Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        The Company is not presently subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                             LUMINEX LIGHTING, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                    CONTENTS

                                                                           Page
                                                                           ----

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:
  Balance Sheets                                                             2
  Statements of Income (Operations)                                          3
  Statements of Stockholders' Equity (Deficiency)                            4
  Statements of Cash Flows                                                  5-6
  Notes to Financial Statements                                             7-15

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Luminex Lighting, Inc.
Chino, California


We have audited the accompanying balance sheets of Luminex Lighting, Inc. as of December 31, 1997 and 1996, and the related statements of income (operations), stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminex Lighting, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS


Santa Monica, California
March 10, 1998

                             LUMINEX LIGHTING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                Year ended
                                                                               December 31,
                                                      Six months ended  --------------------------
                                                        June 30, 1998      1997          1996
                                                      ----------------  -----------    -----------
                                                        (Unaudited)
CURRENT ASSETS:
  Cash                                                  $    32,828     $    89,264    $       665
  Cash - restricted                                          21,800          17,000             --
  Accounts receivable, net of allowance for bad
    debts of $11,900 and $10,000, respectively              568,234         389,137        958,584
  Prepaid expenses                                           10,852           6,606             --
  Inventory                                                 928,018       1,217,788        445,893
  Due from stockholder                                           --              --         16,950
                                                        -----------     -----------    -----------

          Total current assets                            1,561,732       1,719,795      1,422,092
                                                        -----------     -----------    -----------

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                 302,043         274,747        174,039
                                                        -----------     -----------    -----------

OTHER ASSETS:
  Deferred offering costs                                    69,854          57,158             --
  Deposits                                                   31,624          17,768         10,118
  Other                                                      13,714          16,253          6,116
                                                        -----------     -----------    -----------

          Total other assets                                115,192          91,179         16,234
                                                        -----------     -----------    -----------

                                                        $ 1,978,967     $ 2,085,721    $ 1,612,365
                                                        ===========     ===========    ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Lines of credit                                       $   519,801    $   301,199    $   790,219
  Accounts payable and accrued expenses                   1,228,532      1,321,719        880,524
  Loans payable, stockholder                                     --          6,272         11,517
  Current maturities of long-term debt                       57,030         55,767         21,192
  Current portion of obligations under capital leases        17,405         15,199          7,461
                                                        -----------    -----------    -----------

          Total current liabilities                       1,822,768      1,700,156      1,710,913
                                                        -----------    -----------    -----------

NOTES PAYABLE                                                74,661        102,761         29,077
                                                        -----------    -----------    -----------

CAPITAL LEASES                                                8,839         15,896         18,564
                                                        -----------    -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value; 10,000,000
    shares authorized, 3,326,500 and 2,800,000
    shares issued and outstanding at December 31,
    1997 and 1996, respectively                             417,172        427,172        163,922
  Additional paid-in capital                                 26,750         26,750             --
  Accumulated deficit                                      (371,223)      (187,014)      (310,111)
                                                        -----------    -----------    -----------

          Total stockholders' equity (deficiency)            72,699        266,908       (146,189)
                                                        -----------    -----------    -----------
                                                        $ 1,978,967    $ 2,085,721    $ 1,612,365
                                                        ===========    ===========    ===========


See accompanying independent auditors' report and notes to financial statements.

                             LUMINEX LIGHTING, INC.

                        STATEMENTS OF INCOME (OPERATIONS)

                                           Six months ended        Six months ended           Year ended           Year ended
                                            June 30, 1998            June 30, 1997        December 31, 1997     December 31, 1996
                                        ---------------------    --------------------   --------------------   ---------------------
                                           Amount     Percent       Amount    Percent     Amount     Percent     Amount      Percent
                                        -----------   -------    -----------  -------   -----------  -------   -----------   -------
                                        (Unaudited)              (Unaudited)
NET SALES                               $ 3,337,412    100.0%    $ 2,943,158   100.0%   $ 5,852,969   100.0%   $ 3,056,532    100.0%

COST OF SALES                             2,874,274     86.1       2,440,076    82.9      4,601,497    78.6      2,584,668     84.6
                                        -----------    -----     -----------   -----    -----------   -----    -----------    -----

GROSS PROFIT                                463,138     13.9         503,082    17.1      1,251,472    21.4        471,864     15.4

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                                  588,482     17.6         312,313    10.6        991,164    16.9        488,491     16.0

INTEREST EXPENSE                             58,065      1.7          65,050     2.2        136,411     2.3         95,769      3.1
                                        -----------    -----     -----------   -----    -----------   -----    -----------    -----
NET INCOME (LOSS) BEFORE INCOME TAXES      (183,409)    (5.5)        125,719     4.3        123,897     2.2       (112,396)    (3.7)

PROVISION FOR INCOME TAXES                      800                                                     800            800      800
                                        -----------    -----     -----------   -----    -----------   -----    -----------    -----
NET INCOME (LOSS)                       $  (184,209)    (5.5)%   $   124,919     4.3%   $   123,097     2.2%   $  (113,196)   (3.7)%
                                        ===========    =====     ===========   =====    ===========   =====    ===========   =====


NET INCOME (LOSS) PER SHARE:
  Basic                                 $      (.06)             $       .04            $       .04            $      (.04)
                                        ===========              ===========            ===========            ===========
  Diluted                               $      (.05)             $       .03            $       .03            $      (.03)
                                        ===========              ===========            ===========            ===========


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                   3,306,500                3,326,500              3,326,500              3,326,500
                                        ===========              ===========            ===========            ===========
  Diluted                                 3,806,500                3,826,500              3,826,500              3,826,500
                                        ===========              ===========            ===========            ===========


See accompanying independent auditors' report and notes to financial statements.

                             LUMINEX LIGHTING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                             Total
                                              Common stock               Additional                       stockholders'
                                        --------------------------        paid-in                            equity
                                          Shares          Amount          capital         Deficiency      (deficiency)
                                        ---------       ----------       ----------       ----------      ------------
Balance at January 1, 1996              2,800,000       $  163,922       $                $ (196,915)      $  (32,993)

Net loss                                                                                    (113,196)        (113,196)
                                        ---------       ----------       ----------       ----------       ----------

Balance at December 31, 1996            2,800,000          163,922                          (310,111)        (146,189)

Issuance of common stock through
  private offering                        526,500          263,250           26,750          290,000

Net income                                                                                   123,097          123,097
                                        ---------       ----------       ----------       ----------       ----------

Balance at December 31, 1997            3,326,500          427,172           26,750         (187,014)         266,908

Redemption of common stock issued
  through private offering                (20,000)         (10,000)                                           (10,000)

Net loss for the six months
  ended June 30, 1998 (unaudited)                                                           (184,209)        (184,209)
                                        ---------       ----------       ----------       ----------       ----------
Balance at June 30, 1998                3,306,500       $  417,172       $   26,750       $ (371,223)      $   72,699
                                        =========       ==========       ==========       ==========       ==========

See accompanying independent auditors' report and notes to financial statements.

                             LUMINEX LIGHTING, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                  Six months ended June 30,      Years ended December 31,
                                                  --------------------------    --------------------------
                                                      1998         1997            1997            1996
                                                  -----------   ------------    ----------      ----------
                                                  (Unaudited)   (Unaudited)
CASH FLOWS PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES:
    Net income (loss)                              $(184,209)     $ 124,919      $ 123,097      $(113,196)
                                                   ---------      ---------      ---------      ---------

    ADJUSTMENTS TO RECONCILE NET INCOME
      (LOSS) TO NET CASH PROVIDED BY (USED
      FOR) OPERATING ACTIVITIES:
        Depreciation and amortization                 19,164          5,000         46,269         16,894
        Allowance for bad debt                            --             --          1,900             --

    CHANGES IN ASSETS AND LIABILITIES:
      (INCREASE) DECREASE IN ASSETS:
        Accounts receivable                         (179,098)       118,572        570,045       (889,097)
        Prepaid expenses                              (4,246)       (19,078)        (6,606)            --
        Inventory                                    289,770       (211,876)      (771,894)      (338,556)
        Deposits                                     (13,856)            --         (7,651)        (3,918)
        Other assets                                   2,539        (10,892)       (10,425)           759

    INCREASE (DECREASE) IN LIABILITIES -
      accounts payable and accrued expenses         (205,650)       (74,806)       483,797        702,049
                                                   ---------      ---------      ---------      ---------

          Total adjustments                          (91,377)      (193,080)       305,435       (511,869)
                                                   ---------      ---------      ---------      ---------

          Net cash provided by (used for)
             operating activities                   (275,586)       (68,161)       428,532       (625,065)
                                                   ---------      ---------      ---------      ---------

CASH FLOWS USED FOR INVESTING ACTIVITIES -
   purchase of property, plant and equipment         (46,460)       (40,241)      (136,697)      (106,359)
                                                   ---------      ---------      ---------      ---------

CASH FLOWS PROVIDED BY (USED FOR)
  FINANCING ACTIVITIES:
   Proceeds (payments) on line of credit             218,602         (3,685)      (489,020)       716,101
   Principal (payments) proceeds on loan
     payable, stockholder                             (6,272)        (3,813)        (5,245)        11,517
   Proceeds from note payable                             --             --        166,082             --
   Principal payments on notes payable               (26,837)        (4,756)       (57,822)         2,749
   Principal payments on lease obligations            (4,850)        (3,549)         5,069         (6,645)
   (Redemption) issuance of common stock
     in private offering                             (10,000)       290,000        290,000             --
   Deferred offering costs                           (12,696)       (40,000)       (57,158)            --
   Loan fees                                              --             --        (12,450)            --
   Decrease (increase) in due from stockholder            --         (4,185)        16,950        (16,950)
                                                   ---------      ---------      ---------      ---------

          Net cash provided by (used for)
            financing activities                     157,947        230,012       (143,594)       706,772
                                                   ---------      ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH                     (164,099)       121,610        148,241        (24,652)
CASH, beginning of year                              106,264        (41,977)       (41,977)       (17,325)
                                                   ---------      ---------      ---------      ---------

CASH, end of year                                  $ (57,835)     $  79,633      $ 106,264      $ (41,977)
                                                   =========      =========      =========      =========


See accompanying independent auditors' report and notes to financial statements.

                             LUMINEX LIGHTING, INC.

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                 Six months ended June 30,     Years ended December 31,
                                                 -------------------------     ------------------------
                                                    1998          1997             1997         1996
                                                 -----------  -----------      ------------  ----------
                                                 (Unaudited)  (Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Interest paid                                $    58,065   $   65,050      $    136,411  $   73,752
                                                 ===========   ==========      ============  ==========
    Income taxes paid                            $       800   $      800      $        800  $      800
                                                 ===========   ==========      ============  ==========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
  ACTIVITIES:
    Capital lease obligation incurred for use
      of equipment                                       --            --      $     14,115  $   32,670
    Automobile acquired in exchange for a note
      payable                                            --            --            11,978          --

See accompanying independent auditors' report and notes to financial statements.

                             LUMINEX LIGHTING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(1)   GENERAL:

      Luminex Lighting, Inc. ("the Company") was incorporated under the laws of the State of California on January 21, 1994.


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BUSINESS ACTIVITY:

      The Company assembles a diversified product line of energy saving fluorescent fixtures.

      USE OF ESTIMATES:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE:

      Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which were held for trading purposes), approximate carrying values of such amounts.

      CASH:

      Equivalents

      For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

      Concentration

      The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any such losses in such accounts.

      NET INCOME (LOSS) PER SHARE:

      The Company has adopted Statement of Financial Accounting Standard No. 128, Earnings per Share ("SFAS No. 128"), which is effective for annual and interim financial statements issued for periods ending after December 15, 1997. SFAS No. 128 was issued to simplify the standards for calculating earnings per share ("EPS") previously in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations.


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      NET INCOME (LOSS) PER SHARE, CONTINUED:

      For the six months ended June 30, 1998, and the years ended December 31, 1997 and 1996, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of the Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculations for all periods in a manner similar to a stock split, even if anti-dilutive. Accordingly, in computing basic earnings per share, nominal issuance of common stock are reflected in a manner similar to a stock split or dividend. In computing diluted earnings per share, nominal issuance of common stock and potential common stock are reflected in a manner similar to a stock split or dividend.

      STOCK OPTION PLANS:

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for the employee stock options, rather than adopt the alternative fair value accounting provided under The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

      INCOME TAXES:

      Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

      On January 1, 1996, the Company adopted the provision of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      INVENTORY:

      Inventory, consisting principally of raw materials, is valued at the lower of cost (first-in, first-out) or market.

      PROPERTY AND EQUIPMENT:

      Property and equipment are stated at cost and are depreciated over their estimated useful lives, generally five to seven years, by the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. For assets included as capital leases, amortization is based upon the lease term and is included with depreciation expense.

      REVENUE RECOGNITION:

      Sales of fluorescent fixtures are recorded when a shipment is made.

      CONCENTRATION:

      For the years ended December 31, 1997 and 1996, the Company's largest customer accounted for approximately 90% of total revenue for each year. Included in accounts receivable from this customer is approximately $284,000 and $860,000, for the years ended December 31, 1997 and 1996, respectively.

      Included in accounts payable and accrued expenses is approximately $475,000 due to two suppliers and $297,000 due to one supplier at December 31, 1997 and 1996, respectively. Total purchases amounted to approximately $2,150,000 and $840,000 for the years ended December 31, 1997 and 1996, respectively.

      INTERIM FINANCIAL STATEMENTS (UNAUDITED):

      The accompanying unaudited condensed financial statements for the interim periods ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


(3)   CASH - RESTRICTED:

      At December 31, 1997, $17,000 of cash was pledged as collateral for letters of credit related to inventory purchases and is classified as restricted cash on the balance sheet. There are no outstanding letters of credit at year-end.


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(4)   PROPERTY AND EQUIPMENT:

      A summary is as follows:

                                                      December 31, 1997      December 31, 1996
                                                      -----------------      -----------------
      Machinery and equipment                           $     255,362           $     173,456
      Furniture and office equipment                           53,176                  30,808
      Leasehold improvements                                   20,445                       -
      Automobile                                               11,978                       -
                                                        -------------           -------------

                                                              340,961                 204,264
      Less accumulated depreciation                            66,214                  30,225
                                                        -------------           -------------

                                                        $     274,747           $     174,039
                                                        =============           =============

      Depreciation and amortization expense for the years ended December 31, 1997 and 1996 amounted to $46,269 and $16,894, respectively.

(5)   DEFERRED OFFERING COSTS:

      The Company is in the registration process of a proposed public offering. Deferred stock offering costs of $57,158 will be charged against the proceeds of the proposed public offering when, and if, it becomes effective.


(6)   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

      A summary is as follows:

                                                       December 31, 1997       December 31, 1996
                                                       -----------------       -----------------
      Accounts payable, trade and non-trade             $   1,161,148           $     819,381
      Accrued bonus, officer-stockholder (Note 11)            123,511                      --
      Accrued bonus, other (Note 11)                           17,000                  18,501
      Accrued salaries                                         14,037                      --
      Accrued interest                                          6,023                      --
      Bank overdraft                                               --                  42,642
                                                        -------------           -------------

                                                        $   1,321,719           $     880,524
                                                        =============           =============


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(7)   LINES OF CREDIT:

      The Company has a $25,000 revolving line of credit with a bank. Interest is due monthly on the outstanding balance at a rate of 3% above the bank's reference rate. Currently, the line of credit incurs interest at the annual rate of 11.5%. $21,244 and $23,588 was drawn on the line at December 31, 1997 and 1996, respectively.

      The Company has a $1,000,000 maximum line of credit with a financial institution. Interest is due monthly on the outstanding balance at a rate of 4% above the reference rate. Currently, the line of credit incurs interest at the annual rate of 12.5%. The term of the line expired on February 7, 1998 (see Note 17). The line is primarily secured by the Company's accounts receivable and inventory. The financial institution will make advances on the line of 80% of eligible accounts receivable and 25% of inventory. The borrowing is personally guaranteed by the majority stockholders. $279,955 and $766,631 was drawn on the line at December 31, 1997 and 1996, respectively. The line was paid in full by the Company upon termination.


(8)   LONG-TERM DEBT:

      A summary is as follows:

                                                                                December 31, 1997      December 31, 1996
                                                                                -----------------      -----------------
      Note payable, bank, secured by inventory and accounts receivable, monthly payments of $1,298 including interest at the bank's prime rate plus 2%. The borrowing is personally guaranteed by the
        majority stockholders.                                                    $          --          $      36,703

      Note payable, bank, secured by inventory and accounts receivable, monthly payments of $4,946 including interest at bank's prime rate plus 2.5%, due October 15, 2000. The borrowing is personally
        guaranteed by the majority stockholders.                                        142,613                     --

      Note payable, secured by equipment, monthly payments of $850
        including interest at 24.0%, due on July 1, 1998.                                 5,168                  13,566

      Note payable, secured by automobile, monthly payments of $524
        including interest at 11.8%, due on November 30, 1999.                           10,747                      --
                                                                                  -------------           -------------
                                                                                        158,528                  50,269
        Less current maturities                                                          55,767                  21,192
                                                                                  -------------           -------------

                                                                                  $     102,761           $      29,077
                                                                                  =============           =============


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(8)   LONG-TERM DEBT, CONTINUED:

      Aggregate principal payment requirements are as follows as of December 31, 1997:

            Year ending December 31,
                1998                                          $      55,767
                1999                                                 56,229
                2000                                                 46,532
                                                              -------------
                                                              $     158,528
                                                              =============

(9)   LOANS PAYABLE, STOCKHOLDER:

      The Company is making payments for loans drawn on personal lines of credit of a stockholder. The interest rate at December 31, 1997 was 12.57%. The balance of the lines of credit at December 31, 1997 and 1996 was $6,272 and $11,517, respectively. The funds drawn were contributed to the Company for working capital.


(10)  CAPITAL LEASES:

      Obligations under capital leases represents the present value of future net minimum lease payments under agreements with a cost of $46,786 and $32,671 and accumulated depreciation of $7,326 and $1,639 as of December 31, 1997 and 1996, respectively. Depreciation expense for these assets is included in the amounts indicated in Note 4.

      The following is a schedule by years of future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

           Year ending December 31,
                1998                                          $      15,199
                1999                                                 13,768
                2000                                                  9,607
                2001                                                  1,018
                                                              -------------

            Total minimum lease payments                             39,592
            Less amounts representing interest                        8,497
                                                              -------------
            Present value of net minimum lease payments              31,095
            Less current portion                                     15,199
                                                              -------------
                                                              $      15,896
                                                              =============

See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(11)  BONUS COMPENSATION PLANS:

      The Company's Board of Directors approved an Executive Salary and Bonus Compensation Plan (the "Plan") with an officer-stockholder of the Company, effective January 1, 1997. The Plan specifies that the officer-stockholder receive an annual salary of $96,000 per annum, with an annual increase of 5.0%. The Plan also specifies that a bonus equal to 3.0% of annual gross sales be paid within ninety (90) days of year end. Accordingly, approximately $123,000 has been accrued, which represents the unpaid portion at December 31, 1997 (Note 6).

      The Company's Board of Directors approved a Bonus Compensation Plan with an employee of the Company effective January 1, 1997. The employee shall receive bonus compensation in a range between 0.5% and 1.0% of gross annual sales. The bonus compensation shall be paid within ninety (90) days of year end. Accordingly, $17,000 has been accrued, which represents the unpaid portion at December 31, 1997 (Note 6).


(12)  INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN:

      On May 5, 1997, the Company enacted an Incentive and Nonstatutory Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 500,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also know as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan vest over an 18 month period from the date of the grant per the following schedule: 33% of the options vest on the date which is six months from the date of the grant; 33% of the options vest on the date which is 12 months from the date of the grant; and 34% of the options vest on the date which is 18 months from the date of the grant. All options issued pursuant to the Plan are nontransferable and subject to forfeiture. As of December 31, 1997, the Company had not issued any options pursuant to the Plan.


(13)  PRIVATE PLACEMENT:

      On April 4, 1997, the Company commenced a private placement (the "Private Placement") of 526,500 shares of the Company's common stock at a purchase price of $0.50 per share (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $0.80 for a term of five years at a purchase price of $0.10 per warrant (the "Private Placement Warrants"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The offering generated gross proceeds of $313,250.


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


(14)  INCOME TAXES:

      The components of the net deferred tax asset are as follows:

                                                             December 31, 1997      December 31, 1996
                                                             -----------------      -----------------
            Net operating loss (carryforward)                 $      65,376           $     118,308
            Valuation allowance                                     (65,376)               (118,308)
                                                              -------------           -------------
                      Net deferred tax asset                  $          --           $          --
                                                              =============           =============

      The Company has a federal net operating loss carryforward of $148,012 and $271,109 for the years ended December 31, 1997 and 1996, respectively, which will expire in 2011.

      The Company also has a state net operating loss carryforward of $167,246 and $290,343, for the years ended December 31, 1997 and 1996, respectively, which will expire in 2002.

      The provision (benefit) for income taxes consist of the following:

                                       December 31, 1997      December 31, 1996
                                       -----------------      -----------------
            Current                          $800                   $800
            Deferred                         $ --                   $ --


(15)  COMMITMENTS:

      The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 1997:

            Year ending December 31,
                1998                                          $     148,299
                1999                                                148,299
                2000                                                119,799
                2001                                                  1,109
                                                              -------------
                                                              $     417,506
                                                              =============

      Rent expense amounted to $101,012 and $59,711 for the years ended December 31, 1997 and 1996, respectively.


(16)  CONTINGENCIES:

      The Company is a defendant in a civil action. The Company intends to vigorously defend this action which it considers groundless. The ultimate resolution of this matter is not ascertainable at this time. In the opinion of management, this matter will not have a material effect upon the financial position of the Company.


See accompanying independent auditors' report.

                             LUMINEX LIGHTING, INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

(17)  SUBSEQUENT EVENT:

      In February 1998, the Company obtained two promissory demand notes for principal up to $850,000 and $150,000 with First Community Financial Corporation ("FCFC"). The notes are collateralized by the Company's inventory and accounts receivable and incur interest at an annual rate of Bank One's prime rate plus 3%. The unpaid outstanding balances are due in full in February 1999 and January 2000, respectively.



See accompanying independent auditors' report.

==================================================================
NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY
UNDERWRITER.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS
OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF.

            ------------------------

               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary                           1
Risk Factors                                 6
Dilution                                    11
Use of Proceeds                             13
Dividend Policy                             13
Capitalization                              14
Selected Financial Data                     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                             16
Business of the Company                     20
Management                                  27
Employment and Related Agreements           28
Certain Transactions                        29
Principal Shareholders                      30
Selling Shareholders                        31
Plan of Distribution                        31
Description of Securities                   32
Shares Eligible for Future Sale             34
Underwriting                                34
Legal Matters                               37
Experts                                     37
Additional Information                      37
Index to Financial Statements               F-1

            -------------------------


        UNTIL SEPTEMBER 27, 1998 (25 DAYS AFTER THE DATE
OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS
IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================

                      UP TO 500,000 SHARES OF COMMON
                      STOCK AND 500,000 WARRANTS TO
                      PURCHASE ONE SHARE OF COMMON
                             STOCK FOR $6.00
                     MINIMUM OFFERING: 250,000 SHARES
                          OF COMMON STOCK AND
                            250,000 WARRANTS

                            $5.50 PER SHARE
                           $0.10 PER WARRANT

                         LUMINEX LIGHTING, INC.

                             --------------
                               PROSPECTUS
                             --------------


                         PLATINUM EQUITIES, INC.

                              -------------


                            SEPTEMBER 2, 1998

=========================================================

                             LUMINEX LIGHTING, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The California Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                               $  2,849
NASD Fee                                           $  1,466
Accounting Fees and Expenses                       $ 10,000
Legal Fees and Expenses                            $ 50,000
Printing Expenses                                  $ 10,000
Blue Sky Fees and Expenses                         $ 35,000
Underwriters' Non-accountable Expense Allowance    $ 84,000
Miscellaneous                                      $    685
                                                   --------
        Total                                      $194,000
                                                   ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        On December 31, 1995, the Company issued 2,600,000 shares of its Common Stock, jointly to Wasif A. Siddiqui and Tasneem Siddiqui, in consideration of past services rendered for the Company. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this transaction were restricted securities as defined in Rule 144.

        Also on December 31, 1995, the Company issued 200,000 shares of its Common Stock to Asra Rasheed to entice Ms. Rasheed to begin working with the Company. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this transaction were restricted securities as defined in Rule 144.

        On April 4, 1997, the Company commenced a private placement (the "Private Placement") of 506,500 shares of the Company's common stock at a purchase price of $0.50 (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $0.80 for a term of five years at a purchase price of $0.10 (the "Private Placement Warrants"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144.

The Private Placement Stock and the Common Stock underlying the Private Placement Warrants are being registered herein. The offering generated net proceeds of approximately $290,000. All investors in the Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Securities Act of 1933.

ITEM 27. EXHIBITS

   Exhibit
   1.1   Form of Underwriting Agreement*
   1.2   Form of Underwriter's Warrant*
   1.3   Selected Dealers Agreement (form)*
   3.1 Articles of Incorporation of Luminex Lighting, Inc., a California corporation, dated January 21, 1994*
   3.2 Amended Articles of Incorporation of Luminex Lighting, Inc., a California corporation, dated September 5, 1997*
   3.3   Bylaws of Luminex Lighting, Inc., dated January 22, 1994*
   3.4 Certificate of Amendment of Bylaws of Luminex Lighting, Inc., dated October 15, 1995*
   4.1   Lock-Up Agreement (form)*
   4.2   Specimen of Common Stock Certificate of Luminex Lighting, Inc.*
   4.3   Form of Warrant Agreement and Warrant Certificate*
   4.4   Subscription Agreement*
   5     Opinion of Horwitz & Beam*
  10.1   Lease Agreement, Chino, California, dated June 26, 1997*
  10.2 Luminex Lighting, Inc. Benefit Plan, Annual Salary, and Bonus Compensation Plan for Wasif Siddiqui, dated June 30, 1996*
  10.3 Luminex Lighting, Inc. Bonus Compensation Plan for Charles Boulos, dated December 15, 1996*
  10.4 Luminex Lighting, Inc. 1997 Incentive and Nonstatutory Stock Option Plan, dated May 5, 1997*
  10.5 Luminex Lighting, Inc. Annual Salary and Bonus Compensation Plan for Tasneem Siddiqui, dated August 19, 1997*
  10.6   Lease Agreement, Milford, Massachusetts, dated November 19, 1996*
  23.1   Consent of Stonefield Josephson, Inc., Certified Public Accountants
  23.2   Consent of Horwitz & Beam (included in their opinion set forth in
         Exhibit 5 hereto)*
  24     Power of Attorney (see signature page)
--------------
 * Previously filed.

ITEM 28.  UNDERTAKINGS

   The undersigned registrant hereby undertakes to:

   (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

   (i)   Include any prospectus required by section 10(a)(3) of the Act;

   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

   (iii) Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Supplement the prospectus if an amount between 5% and 10% of the Private Placement Securities are released from the 12 month lock-up agreement with the Underwriter and file an amendment to the registration statement if in excess of 10% of the Private Placement Securities are released from the 12 month lock-up with the Underwriter.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Chino, State of California on August 31, 1998.


                                    LUMINEX LIGHTING, INC.



                                    By: /s/ WASIF SIDDIQUI
                                        ----------------------------------------
                                            Wasif Siddiqui, President,
                                            Chief Executive Officer, Chief
                                            Financial Officer, Director



                                       POWER OF ATTORNEY

         Each person whose signature appears appoints Wasif Siddiqui and Tasneem Siddiqui, in the alternative, as his agents and attorneys-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



   Signature                        Title                                          Date
   ---------                        -----                                          ----
 /s/ Wasif Siddiqui                 President, Chief Executive Officer,         August 31, 1998
--------------------------------    Chief Financial Officer, Principal
     Wasif Siddiqui                 Accounting Officer, Director


 /s/ Tasneem Siddiqui               Executive Vice President,                   August 31, 1998
--------------------------------    Secretary, Director
     Tasneem Siddiqui



 /s/ Asra Rasheed                   Vice President of Corporate Planning,       August 31, 1998
---------------------------------   Director
     Asra Rasheed

                                 EXHIBIT INDEX
                                 -------------

 EXHIBIT
 NUMBER        DESCRIPTION
 -------       -----------

   1.1         Form of Underwriting Agreement*
   1.2         Form of Underwriter's Warrant*
   1.3         Selected Dealers Agreement (form)*
   3.1         Articles of Incorporation of Luminex Lighting, Inc., a
               California corporation, dated January 21, 1994*
   3.2         Amended Articles of Incorporation of Luminex Lighting, Inc., a
               California corporation, dated September 5, 1997*
   3.3         Bylaws of Luminex Lighting, Inc., dated January 22, 1994*
   3.4         Certificate of Amendment of Bylaws of Luminex Lighting, Inc.,
               dated October 15, 1995*
   4.1         Lock-Up Agreement (form)*
   4.2         Specimen of Common Stock Certificate of Luminex Lighting, Inc.*
   4.3         Form of Warrant Agreement and Warrant Certificate*
   4.4         Subscription Agreement*
   5           Opinion of Horwitz & Beam*
  10.1         Lease Agreement, Chino, California, dated June 26, 1997*
  10.2         Luminex Lighting, Inc. Benefit Plan, Annual Salary, and Bonus
               Compensation Plan for Wasif Siddiqui, dated June 30, 1996*
  10.3         Luminex Lighting, Inc. Bonus Compensation Plan for Charles
               Boulos, dated December 15, 1996*
  10.4         Luminex Lighting, Inc. 1997 Incentive and Nonstatutory Stock
               Option Plan, dated May 5, 1997*
  10.5         Luminex Lighting, Inc. Annual Salary and Bonus Compensation Plan
               for Tasneem Siddiqui, dated August 19, 1997*
  10.6         Lease Agreement, Milford, Massachusetts, dated November 19, 1996*
  23.1         Consent of Stonefield Josephson, Inc., Certified Public
               Accountants
  23.2         Consent of Horwitz & Beam (included in their opinion set forth in
               Exhibit 5 hereto)*
  24           Power of Attorney (see signature page)
--------------
 * Previously filed.